    As filed with the Securities and Exchange Commission on October 5, 2001.
                                                      REGISTRATION NO. 333-65066
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           C & S BANCORPORATION, INC.
                 (Name of Small Business Issuer in its Charter)

             GEORGIA                            6021                    58-2606457
(State or Other Jurisdiction        (Primary Standard Industrial     (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)    Identification No.)

             P.O. BOX 1248, SAVANNAH, GEORGIA 31402, (912) 303-0209
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                                 BRIAN R. FOSTER
                           C & S BANCORPORATION, INC.
                                  P.O. BOX 1248
                             SAVANNAH, GEORGIA 31402
                                 (912) 303-0209
           (Name, Address, and Telephone Number of Agent for Service)

                                  ------------
                                 WITH COPIES TO:

     JOHN G. LIENTZ, ESQUIRE                 THOMAS O. POWELL, ESQUIRE
   BOUHAN, WILLIAMS & LEVY LLP                  TROUTMAN SANDERS LLP
         447 BULL STREET               600 PEACHTREE STREET, N.E., SUITE 5200
     SAVANNAH, GEORGIA 31401                ATLANTA, GEORGIA 30308-2216
         (912) 644-5786                            (404) 885-3294

                                  ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                  ------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                  SUBJECT TO COMPLETION; DATED OCTOBER 5, 2001
                                1,500,000 SHARES

                           C & S BANCORPORATION, INC.
                       A PROPOSED BANK HOLDING COMPANY FOR

                   CITIZENS & SOUTHERN BANK (IN ORGANIZATION)

                                  COMMON STOCK
                                $10.00 PER SHARE

                             ----------------------

         We are conducting this initial public offering of common stock to raise capital to form Citizens & Southern Bank, a Georgia state bank in organization in Chatham County, Georgia. C & S Bancorporation, Inc., a development stage company, will be the holding company and sole shareholder of Citizens & Southern Bank after it is organized. We have yet to commence our proposed business operations, which are described on page 33 of this prospectus. We are offering a minimum of 1,000,000 and a maximum of 1,500,000 shares at a price of $10.00 per share. Our organizers and executive officers, listed on page 2 of this prospectus, anticipate purchasing approximately 650,000 shares in the offering. We are also offering our organizers 508,750 warrants to purchase shares of our common stock. The warrants will have an exercise price of $10.00 per share, and will vest in equal annual increments of 33.3% beginning on the first anniversary of the date Citizens & Southern Bank opens for business. Our executive officers will be marketing our common stock on a best efforts basis and will not receive any commissions for sales they make. Because this is a best efforts offering, there is no guarantee that the required minimum number of 1,000,000 shares will be sold. You may purchase a minimum of 500 shares. Shares sold in this offering will not be listed on Nasdaq or any national exchange.

         This offering is scheduled to end on __________ __, 2002, but we may extend it without notice to subscribers until __________ ____, 2002, at the latest. We will deposit all subscription funds in an interest-bearing escrow account with an independent escrow agent until we have received subscriptions for 1,000,000 shares. If we do not receive subscriptions for 1,000,000 shares by __________ __, 2002, we will terminate this offering and promptly return all funds to subscribers, with interest. We reserve the right to reject all or part of any subscription for any reason.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8.

                                                                            Minimum              Maximum
                                                        Per Share           Offering            Offering
                                                        ---------         -----------          -----------
Public offering price.........................            $10.00          $10,000,000          $15,000,000
Underwriting discounts and commissions                      None                 None                 None
Proceeds to C & S Bancorporation
  before expenses.............................            $10.00          $10,000,000          $15,000,000

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF OUR COMMON STOCK AND THE PURCHASE WARRANTS OFFERED ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                             ----------------------

              The date of this prospectus is __________ ____, 2001

                               PROSPECTUS SUMMARY

         This summary provides a brief overview of the key aspects of this offering. Accordingly, this summary does not contain all of the information contained in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless the context otherwise requires, references in this prospectus to "we," "us," and "our" refer to both C & S Bancorporation, Inc. and Citizens & Southern Bank.

GENERAL

         C & S Bancorporation, Inc. is a Georgia corporation that was incorporated on February 13, 2001 to organize and serve as the holding company for Citizens & Southern Bank, a Georgia state bank in organization in Chatham County, Georgia. Citizens & Southern Bank will operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Chatham County and Savannah, Georgia. Our temporary executive offices are located at 401 Mall Boulevard, Suite 101B, Savannah, Georgia 31406. Our telephone number is (912) 303-0209.

         On May 22, 2001, we filed an application with the Georgia Department of Banking and Finance to organize Citizens & Southern Bank as a state bank in Chatham County. We received preliminary approval of Citizens & Southern Bank's charter application on August 17, 2001. In order to receive final approval of our application to organize Citizens & Southern Bank, we will be required to raise a minimum of $9,750,000 in capital and implement appropriate banking policies and procedures. We are awaiting conditional approval of our application for deposit insurance from the Federal Deposit Insurance Corporation, and will file an application with the Board of Governors of the Federal Reserve System and the Georgia Department to become a bank holding company and to acquire all of the capital stock of Citizens & Southern Bank following receipt of the FDIC's conditional approval. After receiving all regulatory approvals, we anticipate beginning operations in December 2001.

WHY WE ARE ORGANIZING A NEW BANK IN CHATHAM COUNTY

         We believe the Chatham County market, which includes the City of Savannah, Georgia, presents a growing and diversified economic environment that will support the formation of Citizens & Southern Bank. Known as "the Host City of the South," Savannah is a cosmopolitan community with a rich history. Savannah has a diverse economy, featuring professional, business, health and educational services, a world class port, retail trade, manufacturing, transportation, military and construction, as well as a growing tourism industry.

         In addition to Savannah's growth and diverse economy, we believe that consolidation within the financial services industry may further enhance our opportunity to establish a banking presence in the Savannah market. Over the last decade, a number of large national and super-regional banks have entered or expanded in our primary service area through the acquisition of smaller community banks. Although several large financial institutions, including Bank of America, Wachovia, SunTrust Bank and First Union are well established in our primary service area, these institutions experienced a decline of 0.3% in deposits compared to a 9.7% growth rate in the overall deposit market between June 1996 and June 2000, according to deposit statistics published by the FDIC. We believe that this indicates many small- to medium-sized businesses and residents in the area prefer the community bank experience to that provided by the larger national and super-regional banks. According to deposit statistics published by the FDIC, bank and thrift deposits in our primary service area totaled more than $2.5 billion in June 2000. The five community banks presently operating in our primary service area together held approximately 11.7% of the area's deposits, according to deposit statistics published by the FDIC. We will compete directly with many of these institutions.

         Acquisitions of community banks by large national and regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. Accordingly, we intend to hire experienced and talented individuals who will complement the community banking experience of our proposed executive officers. As a locally-owned community bank based in Chatham County, we will offer convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the community we serve, we believe that we will be able to respond to changes in our market more quickly than large institutions.

OUR ORGANIZERS AND MANAGEMENT

         C & S Bancorporation was organized by 18 local business and community leaders. Six of our organizers - Jack L. Forehand, Brian R. Foster, Stephen S. Green, G. Edison Holland, Walter N. Lewis and James R. Lientz, Jr. - serve as directors of C & S Bancorporation. In addition, Mr. Foster and Mr. Green, as well as organizers Sylvan M. Byck, Jr., Robert M. Chu, Benny H. Curl, Dexter E. Elliot, William L. Grainger, Robert L. Harrison, Donald A. Kole and James T. Turner, Jr., will, upon approval of the Georgia Department, serve as the initial directors of Citizens & Southern Bank. Our organizers intend to utilize their diverse backgrounds and their local business relationships to attract customers from all segments of the community. Our organizers are:

                -        Sylvan M. Byck, Jr.            -        G. Edison Holland
                -        Robert M. Chu                  -        Robert S. Jepson, Jr.
                -        Benny H. Curl                  -        Donald A. Kole
                -        Dexter E. Elliot               -        Walter N. Lewis
                -        Jack L. Forehand               -        James R. Lientz, Jr.
                -        Brian R. Foster                -        John G. Lientz
                -        William L. Grainger            -        Charles H. Morris
                -        Stephen S. Green               -        Arnold M. Tenenbaum
                -        Robert L. Harrison             -        James T. Turner, Jr.

         In addition, we have established a senior management team that includes individuals with significant experience in the banking industry in Georgia and in our market area particularly. Our senior management team has over 103 years of banking experience and 62 years of experience in the Chatham County market. We have retained the following individuals to serve on our senior management team:

         - Brian R. Foster will serve as the chairman, president and chief executive officer of C & S Bancorporation and Citizens & Southern Bank. Mr. Foster has held numerous senior banking positions during his 31-year career. Mr. Foster has nine years of banking experience in Chatham County;

         - William M. Austin will serve as the chief operating officer of C & S Bancorporation and Citizens & Southern Bank. Mr. Austin has over 35 years of operational, management and program and systems implementation experience in the banking industry. Mr. Austin has 30 years of banking experience in Chatham County;

         - Ann B. Crowder will serve as the senior credit officer of C & S Bancorporation and Citizens & Southern Bank. Ms. Crowder has over 22 years of banking experience, primarily in managing loan portfolios, including six years managing the loan portfolio of private banking clients. Ms. Crowder has 14 years of banking experience in Chatham County; and

         - Michael E. Viers will serve as the senior lending officer of C & S Bancorporation and Citizens & Southern Bank. Mr. Viers has over 15 years of large corporate, medium commercial and small business lending experience. Mr. Viers has nine years of banking experience in Chatham County.

PRODUCTS AND SERVICES

         We plan to offer quality products and personalized services while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Our lending services will include real estate-related loans, commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We will offer a broad range of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we intend to also provide safe-deposit boxes, travelers checks, debit cards, direct deposit, automatic drafts, overdraft protection, collection services, wire transfers and courier services to commercial customers. We also intend to offer highly personalized private banking services, including lines of credit, letters of credit, cash management services and money market accounts. We intend to offer our services through a variety of channels, including internet banking, automated teller machines, telephone banking and branch offices.

PHILOSOPHY AND STRATEGY

         Initially, our business strategy will be carried out through the operations and growth of Citizens & Southern Bank. At the bank level, our management philosophy will be to deliver exceptional customer service through experienced personnel who understand and care about the banking needs of our customers. We believe that this philosophy will distinguish Citizens & Southern Bank from its competitors and will enable us to be successful.

         To carry out our philosophy, our business strategy will involve:

         - hiring and retaining experienced and qualified banking personnel, preferably with established client relationships;

         - cross-training our entire staff to answer questions about all of our products and services so that each employee can not only resolve banking-related customer questions, but can also suggest product services that may be of interest to our customers;

         - capitalizing on our organizers' diverse community involvement and business experience;

         - implementing on a comprehensive and on-going basis an active call program involving all of our directors and officers;

         - providing individualized attention with local decision-making authority;

         -        implementing an aggressive marketing program;

         - positioning our initial main office near Oglethorpe Mall, the major shopping and retail district in the Savannah area, and establishing additional branch offices in our primary service area to provide convenience, access to our targeted markets and demonstrate our local commitment;

         - utilizing sophisticated financial services technology and strategic outsourcing to provide an array of banking products and services; and

         - establishing a community identity by positioning ourselves as a locally-owned bank that is responsive to the banking needs of Chatham County.

THE OFFERING

         Common Stock Offered............................     Minimum - 1,000,000 shares
                                                              Maximum - 1,500,000 shares

         Common Stock to be Outstanding After
              the Offering...............................     Minimum - 1,000,000 shares
                                                              Maximum - 1,500,000 shares

                                                              These totals do not include up to 508,750 shares of
                                                              our common stock issuable upon the exercise of common
                                                              stock purchase warrants to be issued to our organizers.

         Offering Price Per Share........................     $10.00

         Plan of Distribution............................     Shares of our common stock will be sold on a best
                                                              efforts basis by our executive officers who will
                                                              receive no commissions for any sales they make.  See
                                                              "Plan of Distribution" on page 20.

         Use of Proceeds.................................     We will use the proceeds of the offering as follows:

                                                              -    to capitalize Citizens & Southern Bank;
                                                              -    to reimburse organizational expenses paid by
                                                                   the organizers; and
                                                              -    to provide working capital for C & S
                                                                   Bancorporation.

                                                              Citizens & Southern Bank will use the funds it
                                                              receives from C & S Bancorporation as follows:

                                                              -    to pay expenses;
                                                              -    to repay the organizing line of credit
                                                                   guaranteed by the organizers;
                                                              -    to repay loans guaranteed by our organizers
                                                                   used to acquire our main office and initial


                                                                   branch office sites;
                                                              -    to construct, furnish and equip its main
                                                                   office and initial branch office facilities;
                                                              -    to acquire certain loans and deposits from
                                                                   The Tattnall Bank;
                                                              -    to lease the office facility currently used
                                                                   by The Tattnall Bank as its Savannah branch
                                                                   office; and
                                                              -    to provide working capital to operate,
                                                                   including making loans and other investments.

                                                              See "Use of Proceeds" on page 22.

         Offering Conditions.............................     We must satisfy the following conditions to complete
                                                              our offering:

                                                              -    at least $10,000,000 must be deposited with
                                                                   our escrow agent, The Bankers Bank, Atlanta,
                                                                   Georgia;
                                                              -    the Georgia Department must preliminarily
                                                                   approve Citizens & Southern Bank's charter
                                                                   application;
                                                              -    the FDIC must approve Citizens & Southern
                                                                   Bank's deposit insurance application;
                                                              -    the Federal Reserve must approve C & S
                                                                   Bancorporation's application to become a bank
                                                                   holding company; and
                                                              -    C & S Bancorporation must not have canceled this
                                                                   offering before funds are withdrawn from the
                                                                   escrow account.

                                                              See "Terms of the Offering - Conditions of the
                                                              Offering" on page 16.

         Escrow Arrangements.............................     Until we have satisfied all offering conditions, we
                                                              will place all subscription funds in an escrow
                                                              account with The Bankers Bank.  If we do not meet all
                                                              of the offering conditions by _______ __, 2002, we
                                                              will return to all subscribers their funds placed in
                                                              the escrow account, with interest.  Prior to the
                                                              release of the funds, the escrow agent will invest
                                                              the funds in interest-bearing bank accounts.

                                                              Once we have satisfied all of the offering conditions,
                                                              the escrow agent will release all subscription funds
                                                              to us. Any funds received after that time will not be
                                                              placed in an escrow account, but will be immediately
                                                              available funds

                                                              of C & S Bancorporation. At that point, all
                                                              subscribers may lose all or a portion of their
                                                              investment. For example, if Citizens & Southern Bank
                                                              does not receive final regulatory approval to open,
                                                              we will seek shareholder approval to dissolve and
                                                              liquidate. Upon liquidation, we will promptly return
                                                              to shareholders all funds, less all expenses incurred
                                                              by us, including our offering, pre-opening and
                                                              organizing expenses. See "Terms of the Offering -
                                                              Escrow of Subscription Funds" on page 17.

OWNERSHIP BY OUR MANAGEMENT

         Our organizers, including Mr. Foster, anticipate purchasing approximately 610,000 shares of our common stock, and our other executive officers anticipate purchasing an additional 40,000 shares of our common stock, together representing 65.0% of the 1,000,000 shares of common stock to be outstanding upon completion of the minimum offering, or 43.3% of the 1,500,000 shares to be outstanding if the maximum offering is completed. In addition, in recognition of the financial risks undertaken by them in forming C & S Bancorporation and Citizens & Southern Bank, our organizers are being offered by this prospectus warrants to purchase one share of our common stock, at $10.00 per share. Each organizer will receive one warrant for each share the organizer purchases in the offering, with the exception of four organizers who will not be serving as directors of C & S Bancorporation or Citizens & Southern Bank, who each will receive no more than 6,250 warrants. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of warrants to be issued to them was determined after considering a number of factors. The principal factors we considered were prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions.

         Given the intent of our organizers to purchase 610,000 shares in this offering, and given the limitations on the issuance of warrants to our non-director organizers, we expect that they will be granted warrants to purchase an aggregate of 508,750 shares. Because our organizers will be able to purchase shares subject to the warrants at $10.00 per share, if the market price of our common stock rises, our organizers will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value. See "Terms of the Offering - Purchases by Organizers" on page 18 and "Description of Capital Stock of C & S Bancorporation - Organizers' Warrants" on page 59. We believe our organizers' financial interest in C & S Bancorporation will encourage their active participation in growing our business.

DIVIDENDS

         In light of regulatory restrictions and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. Our future dividend policy will depend on our earnings, capital requirements and financial condition, as well as other factors our board of directors considers relevant. See "Dividends" on page 26 and "Supervision and Regulation - Payment of Dividends" on page 69.

PROPOSED BRANCH ACQUISITION

         On September 21, 2001, we entered into a letter of intent with Tattnall Bancshares, Inc. to acquire the performing loans and to assume deposit and other liabilities of the Savannah branch office of The Tatnall Bank, a wholly owned subsidiary of Tattnall Bancshares, Inc. This proposed acquisition will require the approval of the Georgia Department and the FDIC and is contingent upon the execution and delivery of a final and definitive agreement between the parties. See "Our Proposed Branch Acquisition" on page 26, "Unaudited Pro Forma Financial Information" on page 28 and "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 30.

LOCATION OF OUR OFFICES

       The address and phone number of our temporary executive office is:

                         401 MALL BOULEVARD, SUITE 101B
                             SAVANNAH, GEORGIA 31406
                                 (912) 303-0209

         As a result of our proposed branch acquisition, we plan to operate initially from the office facility currently used by The Tattnall Bank as its Savannah branch office. This office facility is an approximately 2,500 square foot facility located near the Oglethorpe Mall, at 7917 Abercorn Street, Savannah, Georgia. We plan to move from this facility following completion of construction of a main office facility, which will be located at:

                           7401 HODGSON MEMORIAL DRIVE
                             SAVANNAH, GEORGIA 31406

         Our main office facility will be located within one-fourth of a mile of Oglethorpe Mall in Savannah on an approximately 0.8 acre site that we have acquired. We expect to complete construction of our approximately 6,400 square foot main office facility in the second quarter of 2002. We have also acquired an approximately 1.0 acre site in the West Chatham area of Chatham County for our initial branch office. Our initial branch office facility will be an approximately 3,200 square foot building. We expect to complete construction of our initial branch office facility in the second quarter of 2002. See "Our Proposed Business - Office Facilities" on page 42.

                                  RISK FACTORS

         The following paragraphs describe the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You should also carefully read the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

         Citizens & Southern Bank, which initially will be the sole subsidiary of C & S Bancorporation, is in organization and neither C & S Bancorporation, nor Citizens & Southern Bank, has any operating history on which to base any estimate of their future financial performance. Because we lack an operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a financial institution with an operating history. Accordingly, the financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the opening and development of a new bank.

IF WE FAIL TO BEGIN BANKING OPERATIONS, YOU COULD LOSE ALL OR A PORTION OF YOUR INVESTMENT.

         If you subscribe to this offering and funds are released from the escrow account and we incur start-up expenses, but are unable to begin banking operations, we will seek to dissolve and liquidate. In this event, we would return to shareholders all of their funds with interest, less all expenses incurred by us. If we dissolve and liquidate, we can give you no assurance that our liabilities will not exceed our assets, in which case, you would lose your entire investment. After withdrawing funds from the escrow account, we must satisfy the following requirements in order to begin banking operations:

         - receive the Georgia Department's final approval of Citizens & Southern Bank's charter application;

         -        satisfy conditions of the FDIC's approvals; and

         - satisfy the conditions of the Federal Reserve's approval and receive the Georgia Department's approval for C & S Bancorporation to operate as a bank holding company.

Although we believe we will have little difficulty satisfying the above requirements after funds are withdrawn from the escrow account, we may be incorrect in our assumptions. If we are incorrect, you could lose all or a portion of your investment. See "Terms of the Offering - Failure to Begin Banking Operations" on page 18.

IF WE DO NOT RECEIVE REGULATORY APPROVALS IN A TIMELY MANNER, IT COULD DELAY THE DATE ON WHICH CITIZENS & SOUTHERN BANK OPENS FOR BUSINESS, RESULTING IN INCREASED PRE-OPENING EXPENSES AND INITIAL LOSSES.

         Although we expect to receive all regulatory approvals and to open for business in December 2001, we can give you no assurance as to when, if at all, these events will occur. Any delay in beginning our banking operations will increase our pre-opening expenses and postpone our realization of potential revenues. Additionally, a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

WE WILL INCUR SUBSTANTIAL START-UP LOSSES AND DO NOT EXPECT TO BE PROFITABLE IN THE NEAR FUTURE.

         Typically, new banks incur substantial start-up losses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. We will incur substantial expenses in establishing Citizens & Southern Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. From February 13, 2001 through August 31, 2001, our net loss amounted to $401,735. Our estimated net loss for the period from February 13, 2001 through December 2001, the anticipated opening date for Citizens & Southern Bank, is $934,377. Because we will initially act as the sole shareholder of Citizens & Southern Bank, our profitability will depend upon the bank's successful operation. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 29.

FAILURE TO IMPLEMENT KEY ELEMENTS OF OUR BUSINESS STRATEGY MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

         If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting individual and business customers from Chatham County. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Our Proposed Business - Philosophy and Strategy" on page 35.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

         Brian R. Foster, William M. Austin, Ann B. Crowder and Michael E. Viers are important to our success, and if we were to lose any of their services, our financial condition and results of operations could be adversely affected. Mr. Foster has been instrumental in our organization and will be the key management official in charge of our daily business operations. Mr. Austin will serve as our chief operating officer, Ms. Crowder will serve as our senior credit officer and Mr. Viers will serve as our senior lending officer. Although we have entered into employment agreements with each of Messrs. Foster, Austin and Viers and Ms. Crowder, and we have purchased a $1 million key man life insurance policy covering Mr. Foster's loss, we cannot be assured of their continued service.

         In addition, our directors' community involvement and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of the board of directors of C & S Bancorporation or Citizens & Southern Bank changes significantly. See "Management" on page 45.

OUR FUTURE PROFITS WILL BE AFFECTED BY OUR ABILITY TO SUCCESSFULLY COMPLETE OUR PROPOSED BRANCH ACQUISITION, INCLUDING OUR ABILITY TO RETAIN THE DEPOSITS TO BE ACQUIRED, TO GENERATE REVENUES FROM THIS BRANCH OFFICE FACILITY AND TO MANAGE COSTS ASSOCIATED WITH THE PROPOSED ACQUISITION.

         We have entered into a letter of intent to acquire the performing loans and assume certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank. Assuming completion of our proposed acquisition, which is subject to regulatory approval and the execution and delivery of a final and definitive agreement among the parties, we plan to begin our banking operations from the office facility that is currently being used by The Tattnall Bank as its Savannah branch office. Our future profits will be affected by our ability to retain the acquired deposits, to generate revenues from this location, to manage costs associated with the acquisition and to otherwise successfully integrate the new branch into our operations.

OUR ORGANIZERS, DIRECTORS AND OFFICERS WILL HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS, AND THEY MAY HAVE INTERESTS THAT ARE DIFFERENT FROM YOURS AS AN INVESTOR.

         Our organizers , directors and executive officers will be able to exercise significant control over the management and affairs of C & S Bancorporation and Citizens & Southern Bank, and will be able to significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. These persons, individually or as a group, may have interests that are different from yours as an investor. Our organizers, including Mr. Foster, intend to purchase 610,000 shares of our common stock, and our other executive officers intend to purchase 40,000 shares of our common stock, which together will equal 65.0% of the 1,000,000 shares to be outstanding upon completion of the minimum offering or 43.3% of the 1,500,000 shares to be outstanding if the maximum number of shares are sold. See "Management" on page 45.

WE INTEND TO GRANT WARRANTS TO OUR ORGANIZERS AND STOCK OPTIONS TO SOME OF OUR EMPLOYEES WHICH, IF EXERCISED, WOULD REDUCE YOUR PERCENTAGE OWNERSHIP IN C & S BANCORPORATION.

         Our organizers and executive officers may exercise warrants and options to purchase our common stock, which would result in dilution of your proportionate interest. Upon completion of the minimum offering, we will grant to our organizers warrants to purchase one additional share of our common stock for each share purchased in the offering in recognition of the financial risks undertaken by them in forming C & S Bancorporation and Citizens & Southern Bank. However, four organizers who will not serve as directors of C & S Bancorporation or Citizens & Southern Bank will each receive no more than 6,250 warrants. Each warrant will entitle the organizer to purchase one additional share of common stock, at a purchase price of $10.00 per share. Therefore, given the organizers' intent to purchase 610,000 shares in this offering, and given the limitations on the issuance of warrants to our non-director organizers, we expect that our organizers will be granted warrants to purchase an aggregate of 508,750 shares. If all of these warrants were exercised, our organizers and executive officers would own approximately 74.1% of the shares outstanding after the minimum offering and 55.7% of the outstanding shares after the maximum offering. See "Terms of the Offering - Purchases by Organizers" on page 18 and "Description of Capital Stock of C & S Bancorporation - Organizers' Warrants" on page 59.

         In addition, C & S Bancorporation has established a stock option plan which will allow us to grant stock options to employees who are contributing significantly to our management or operations. We have reserved up to 150,000 shares of our common stock for issuance under our stock option plan. However, the number of shares reserved for issuance under our stock option plan will not exceed 10% of the number of shares outstanding following completion of this offering (100,000 shares assuming the minimum offering of 1,000,000 shares, and 150,000 shares assuming the maximum offering of 1,500,000 shares). Of the shares reserved for issuance under our stock option plan, Messrs. Foster, Austin and Viers and Ms. Crowder in the aggregate currently may receive options to purchase up to 93,000 shares, at a purchase price of $10.00 per share. See "Executive Compensation - Stock Option Plan" on page 55. Any future exercise of warrants or options would dilute your percentage of ownership interest in C & S Bancorporation. For example, prior to the exercise of any organizer warrants, our organizers and executive officers are expected to own 65.0% of the 1,000,000 shares to be outstanding upon completion of the minimum offering or approximately 43.3% of the 1,500,000 shares to be outstanding if the maximum number of shares are sold. If all of the warrants and the maximum number of options were exercised, organizers and executive officers would own approximately 75.7% of our outstanding common stock after the minimum offering and 57.7% after the maximum offering.

WE WILL FACE STRONG COMPETITION FOR CUSTOMERS, ESPECIALLY FROM LARGER AND MORE ESTABLISHED FINANCIAL INSTITUTIONS, WHICH MAY HINDER US FROM OBTAINING CUSTOMERS AND MAY CAUSE US TO PAY HIGHER INTEREST RATES ON OUR DEPOSITS OR CHARGE LOWER INTEREST RATES ON OUR LOANS THAN OUR COMPETITORS' RATES FOR AN EXTENDED PERIOD.

         We anticipate offering competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. We will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in our primary service area, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act. See "Supervision and Regulation" on page 65.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. Based on the proposed capitalization and pre-opening expenses of Citizens & Southern Bank, our initial legal lending limit will be approximately $1,320,000 for loans not fully secured and $2,200,000 for loans fully secured by good collateral or other ample security. These legal limits will increase or decrease as Citizens & Southern Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Based on our legal lending limit, we will need to sell participations in our loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. See "Our Proposed Business - Lending Services" on page 37.

WE MAY INCUR SIGNIFICANT LEGAL FEES IN DEFENDING OUR USE OF THE NAMES C & S BANCORPORATION AND CITIZENS & SOUTHERN BANK AND, IF WE ARE UNSUCCESSFUL IN DEFENDING OUR USE OF THESE NAMES, WE MAY BE FORCED TO OPERATE UNDER DIFFERENT NAMES.

         In July 2001, we received a letter from counsel to Bank of America challenging our use of the names "C & S Bancorporation" and "Citizens & Southern Bank." In the letter, counsel asserted that Bank of America has rights to the names "C & S Bancorporation" and "Citizens & Southern Bank" and indicated that Bank of America would seek to enforce its rights if we were to operate under these names. On September 28, 2001, we filed an action in the United States District Court for the Southern District of Georgia, Savannah Division, seeking a declaratory judgment that Bank of America has abandoned the names "C & S" and "Citizens & Southern" and seeking cancellation of any trademark registration for these names. For a further description of this matter, see "Legal Proceedings" on page 44.

         Although we believe that our use of these names does not infringe upon any rights of Bank of America, there can be no assurance that we will prevail in this action. We may incur significant legal fees in connection with this action, which may have a material adverse impact on us. We have agreed with the Georgia Department to set aside a portion of the proceeds of this offering for use in any such litigation. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations - Other Factors Concerning Liquidity" on page
31. In addition, if Bank of America is successful in defending our action, we may be forced to operate under different names. Depending upon the disposition date, we could incur significant expenses in changing our name and confuse our customers. See "Legal Proceedings" on page 44.

OUR SUCCESS WILL DEPEND SIGNIFICANTLY UPON GENERAL ECONOMIC CONDITIONS IN CHATHAM COUNTY.

         Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors which are more geographically diverse. Since the majority of our borrowers and depositors are expected to be individuals and businesses located and doing business in Chatham County, our success will depend significantly upon the general economic conditions in and around Chatham County. For example, if local military bases are closed or reduced in size in connection with proposed nationwide military base reductions, the local economy and our business could be adversely affected. An adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Citizens & Southern Bank. In addition, because many of our shareholders are likely to be residents of Chatham County, a prolonged downturn in the general economic conditions in this area could result in sales of large amounts of our common stock.

RAPIDLY RISING OR FALLING INTEREST RATES COULD SIGNIFICANTLY HARM OUR BUSINESS.

         A rapid increase or decrease in interest rates could significantly harm Citizens & Southern Bank's net interest income, capital and liquidity. Citizens & Southern Bank's profitability will depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and investment securities, and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely effect Citizens & Southern Bank's earnings, which, in turn, would impact C & S Bancorporation's business. See "Our Proposed Business - Asset and Liability Management" on page 41.

OUR ABILITY TO PAY DIVIDENDS IS LIMITED AND DEPENDS ON CITIZENS & SOUTHERN BANK'S LEGAL ABILITY TO PAY DIVIDENDS, AS WELL AS THE JUDGMENT OF OUR BOARD OF DIRECTORS.

         C & S Bancorporation will initially have limited sources of income other than dividends it receives from Citizens & Southern Bank. Our ability to pay dividends will therefore depend largely on the bank's ability to pay dividends to C & S Bancorporation, which will be based primarily on the bank's earnings, capital requirements and financial condition, among other factors.

         Bank holding companies and Georgia state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be our policy to reinvest earnings for the period of time necessary to help support the success of our operations. As a result, we do not plan to pay dividends until Citizens & Southern Bank is cumulatively profitable. See "Dividends" on page 26.

THE OFFERING PRICE OF OUR COMMON STOCK WAS ARBITRARILY DETERMINED BY OUR ORGANIZERS AND MAY NOT ACCURATELY REFLECT THE VALUE OF AN INVESTMENT IN C & S BANCORPORATION COMMON STOCK.

         Because we were only recently formed and Citizens & Southern Bank is in the process of being organized, the public offering price could not be set by referencing historical measures of our financial performance. Therefore, the public offering price may not indicate the market price for our common stock after this offering. The public offering price was arbitrarily determined by our organizers based on several factors. These factors included prevailing market conditions and comparable de novo bank holding company capitalizations. See "Plan of Distribution - Determination of Offering Price" on page 21.

WE DO NOT EXPECT THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP, WHICH MEANS THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

         Since the size of this offering is relatively small, we do not expect that an active and liquid trading market for our common stock will develop within the next five years. Therefore, you should not invest in this offering if you have a short-term investment intent.

         If an active trading market does not develop, you may not be able to sell your shares promptly, or perhaps at all. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

         If a market develops for our common stock after this offering, significant market price volatility may be experienced. Factors that may affect the price of our common stock include its depth and liquidity, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in analysts' earnings or other developments affecting us could cause the market price of our common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of our common stock for reasons unrelated to our operating performance.

OUR PROFITABILITY AND GROWTH COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

         We will be subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including our ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. We cannot predict the effects of any potential changes, but they could adversely affect our future operations. See "Supervision and Regulation" on page 65.

THE OPERATION OF CITIZENS & SOUTHERN BANK MAY, IN THE FUTURE, REQUIRE MORE CAPITAL THAN WE WILL RAISE IN THIS OFFERING, AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON TERMS WHICH ARE FAVORABLE TO INVESTORS.

         In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of our common stock or other securities. Even if we were able to obtain additional capital through the issuance of additional shares of our common stock or other securities, we may not be able to issue these securities at prices or on terms better than or equal to the public offering price and terms of this offering. The issuance of new securities could dilute your ownership interest in C & S Bancorporation.

GEORGIA LAW AND PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS COULD DETER OR PREVENT TAKEOVER ATTEMPTS BY A POTENTIAL PURCHASER OF OUR COMMON STOCK THAT WOULD BE WILLING TO PAY YOU A PREMIUM FOR YOUR SHARES OF OUR COMMON STOCK.

         In many cases, shareholders receive a premium for their shares when a company is acquired by another company. Under Georgia law, however, no bank holding company may acquire control of C & S Bancorporation until Citizens & Southern Bank has been incorporated for five years. As a result, your ability to receive a premium over market for your shares of our common stock may be severely limited during the first five years of Citizens & Southern Bank's operations. In addition, our articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of C & S Bancorporation. These provisions include the possible existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, special provisions regarding combinations with "interested" shareholders and the price at which an acquirer may purchase your shares of our common stock, and flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares of our common stock at prices that represent a premium over market prices. See "Important Provisions of C & S Bancorporation's Articles of Incorporation and Bylaws" on page 60.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus are "forward-looking statements." Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our business strategies, our proposed acquisition of the Savannah branch office of The Tattnall Bank and other statements that are not historical facts. The words "anticipate," "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. In addition, any statement in this prospectus that is not a historical fact is a "forward-looking statement." These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Some of these factors are set forth above in the section entitled "Risk Factors" on page 8. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.

                              TERMS OF THE OFFERING

GENERAL

         We are offering for sale a minimum of 1,000,000 shares and a maximum of 1,500,000 shares of our common stock at a price of $10.00 per share. In addition, we are offering to our organizers up to 508,750 warrants to purchase one share of our common stock, at an exercise price $10.00 per share. See "Purchases by Organizers" on page 18.

         The minimum purchase for any investor is 500 shares of our common stock, unless C & S Bancorporation, in its sole discretion, accepts a subscription for a lesser number of shares. The purchase price of $10.00 per share must be paid in full upon signing and delivering a subscription agreement. A subscription agreement for your use is attached to this prospectus as Appendix
B. We will accept subscriptions to purchase shares until 5:00 p.m., Eastern Time, on ____________ __, 2002, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Subscriptions will be binding on subscribers and may not be revoked without our consent once we have accepted their subscription checks, bank drafts or money orders. We reserve the right to terminate this offering at any time or to extend the offering without notice to subscribers for up to three consecutive 90-day periods, or not later than __________ ____, 2002. If the offering is extended, subscriptions that we have already accepted will still be binding.

         We reserve the absolute and unqualified right to reject or reduce any subscription, for any reason prior to acceptance, or to waive the minimum share purchase requirement of 500 shares. If the offering is oversubscribed, we plan to give preference to subscribers who are residents within our primary service area. In addition, in determining which subscriptions to accept or reduce, or whether to waive the minimum share purchase requirement of 500 shares, we may take into account any other factors we consider relevant, including the order in which subscriptions were received, a subscriber's potential to do business with us and our desire to have a broad distribution of ownership. Subscriptions may be reduced on a first come, first served or on pro-rata basis in the event the offering is oversubscribed, or in any other manner based on the factors previously discussed in this paragraph. Rejected subscriptions will be returned to the subscriber without interest. If we reduce your subscription, you may withdraw your entire subscription within ten days after being notified of the reduction. In the event we reduce your subscription and you decide to withdraw your subscription, the entire amount of your subscription will be returned, without interest.

         Prior to this offering, there has been no established public trading market for our common stock or the warrants, and we do not anticipate that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of our book value, net worth or any other such recognized criteria of value. In determining the offering price of our common stock, our organizers considered, among other factors, prevailing market conditions and comparable de novo bank holding company capitalizations. There can be no assurance that, if a market should develop for our common stock, the post-offering market price will equal or exceed our $10.00 offering price.

CONDITIONS OF THE OFFERING

         This offering is expressly conditioned upon the fulfillment of the following conditions. The offering conditions, which may not be waived, are as follows:

         - at least $10,000,000 must be deposited with our escrow agent, The Bankers Bank, Atlanta, Georgia;

         - our organizers must receive preliminary approval from the Georgia Department to charter Citizens & Southern Bank;

         - Citizens & Southern Bank must receive approval of its deposit insurance application from the FDIC;

         - C & S Bancorporation must receive approval from the Federal Reserve and the Georgia Department of its application to become a bank holding company; and

         - C & S Bancorporation must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

ESCROW OF SUBSCRIPTION FUNDS

         Until all of the above offering conditions have been met, all subscriptions and documents delivered by subscribers will be placed in an escrow account with The Bankers Bank. Under the terms of the escrow agreement, a copy of which is attached as Appendix A, if all of the offering conditions are met, we will certify this fact to the escrow agent, and the escrow agent will release all funds, with interest, to C & S Bancorporation.

         Prior to the release of the funds from the escrow account, the escrow agent will invest the funds in interest-bearing bank accounts, including savings accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit. C & S Bancorporation will invest all funds obtained after the release of the funds from the escrow account and before it infuses capital into Citizens & Southern Bank in a similar manner. C & S Bancorporation will use the offering proceeds to purchase all of the capital stock of Citizens & Southern Bank, to repay expenses incurred in its organization and for working capital purposes. See "Use of Proceeds" on page 22.

         If the offering conditions are not met by __________ ____, 2002, the escrow agent will promptly return to subscribers their proportionate share of the funds. The escrow agent will also return to subscribers their proportionate share of any interest earned. If the offering conditions are not satisfied, the expenses incurred by C & S Bancorporation will be borne by our organizers and not by subscribers.

         NO ASSURANCE CAN BE GIVEN THAT THE FUNDS IN THE ESCROW ACCOUNT CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY PROFITS WILL BE RELEASED FROM THE INVESTMENT OF THESE FUNDS.

         If all of the offering conditions are satisfied, and we withdraw the funds from the subscription escrow account, all profits and earnings on the account will belong to C & S Bancorporation. If the minimum offering of 1,000,000 shares of common stock are sold before the expiration date, a minimum closing will be held. At that minimum closing, the funds will be released from the escrow account to C & S Bancorporation and subscribers to this offering will become shareholders of C & S Bancorporation. Thereafter, subscribers' funds will be paid directly to C & S Bancorporation, rather than the escrow agent, upon acceptance.

         The Bankers Bank, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of C & S Bancorporation common stock.

FAILURE TO BEGIN BANKING OPERATIONS

         Although we believe it is unlikely, it is possible that subscribers whose funds were originally placed in the escrow account may lose a portion of their investment because while we may be able to fulfill the conditions of this offering, and thus be able to withdraw funds from the escrow account, we may fail to begin banking operations. When the conditions of this offering are met and funds are withdrawn from the escrow account, shares of our common stock will be issued to subscribers whose funds had been deposited in the escrow account. At that time, we will not have begun banking operations because final approval of Citizens & Southern Bank's charter application will not have been received and conditions imposed by other regulatory authorities will not have been satisfied.

         Other than capitalizing Citizens & Southern Bank with at least $9,750,000, we believe obtaining the charter and opening for business will be based on meeting various requirements, such as passing a pre-opening examination. Because of our experienced management team, we expect we will have little difficulty satisfying these requirements after funds are withdrawn from the escrow account. In addition, even though we will have received the approvals of the Federal Reserve and the FDIC prior to withdrawing funds from the escrow account, their approvals will contain conditions that will not be able to be fulfilled until Citizens & Southern Bank is capitalized and is near opening. We expect these conditions will be procedural in nature and capable of prompt resolution. C & S Bancorporation will also require the permission of the Georgia Department to operate as a bank holding company. Since the Georgia Department typically bases its permission in large measure on the Federal Reserve's review and approval, we believe receipt of the Georgia Department's approval will also be timely.

         However, in the event our assumptions are incorrect and we are unable to begin banking operations after funds have been withdrawn from the escrow account, we will seek shareholder approval for dissolution and liquidation. Upon liquidation, we will promptly return to shareholders all funds, with interest, less all expenses incurred by us, including the expenses of this offering and our organization and pre-opening expenses. It is possible that the amount returned to shareholders may be further reduced by amounts paid to satisfy claims of creditors, as discussed below.

         Once we issue shares to subscribers, the offering proceeds will be considered part of our general corporate funds and may be subject to the claims of our creditors, including claims against us that may arise out of actions of our officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering before we begin banking operations. If such an attachment occurred and it became necessary to dissolve and liquidate C & S Bancorporation, the payment process might be delayed. Further, if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

PURCHASES BY ORGANIZERS

         Our organizers anticipate purchasing 610,000 shares of our common stock in this offering, which will constitute approximately 61.0% of the 1,000,000 shares to be outstanding upon completion of the minimum offering, or approximately 40.7% of the 1,500,000 shares to be outstanding should the maximum number of shares be sold. All purchases of shares by our organizers will be made at the same public offering price, $10.00 per share, as that paid by other investors and will count toward achieving the minimum offering. Our organizers have represented to C & S Bancorporation that their purchases will be made for investment purposes only and not with a view to resell their shares. See "Management" on page 45.

         In consideration for assisting in our organization, on the date Citizens & Southern Bank opens for business, each of our organizers will be granted warrants to purchase additional shares of common stock. The warrants will be granted to the organizers in recognition of the financial risk they have undertaken in connection with the organizational expenses of this project. Particularly, each of our 18 organizers have personally guaranteed a portion (equal to $62,500 each) of a line of credit obtained from Nexity Bank in the amount of $750,000, the proceeds of which are being used to fund our organizational expenses. In addition, each organizer has guaranteed a pro-rata portion of a $975,000 loan from Nexity Bank, the proceeds of which were used to purchase our initial branch office property in the West Chatham area of Chatham County, and a pro-rata portion of a $785,000 loan from Nexity, the proceeds of which were used to purchase our main office property near Oglethorpe Mall. See "Our Proposed Business - Office Facilities" on page 42.

         The warrants will provide our organizers with the opportunity to profit from any future increase in the market value of our common stock or any increase in the net worth of C & S Bancorporation without paying for the warrant shares initially. Each warrant will entitle an organizer to purchase one share of common stock for each share he purchases in the offering. However, each of our four organizers who will not serve as directors of C & S Bancorporation or Citizens & Southern Bank will receive warrants to purchase no more than 6,250 shares. The actual number of warrants granted to an organizer will depend on the number of shares of our common stock the organizer actually purchases in the offering, subject to the limitations for our non-director organizers. Therefore, given the intent of our organizers to purchase 610,000 shares in the offering, and given the limitation on the issuance of warrants to our non-director organizers, we expect that the organizers will be granted warrants to purchase an aggregate of 508,750 shares of our common stock upon completion of this offering. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of warrants to be issued to them, subject to the restrictions for our non-director organizers, was determined after considering a number of factors. The principal factors we considered were prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions imposed by the FDIC and the Georgia Department.

         Each warrant will become exercisable on the first anniversary of the date on which Citizens & Southern Bank opens for business. At that time, only 25.0% of the warrant will be exercisable. Thereafter, the warrant will become exercisable in 25.0% annual increments. Each warrant will expire ten years after the first anniversary of the date on which Citizens & Southern Bank opens for business. An organizer exercising his warrant will pay $10.00 for each share purchased under the warrant, subject to adjustment for stock splits, recapitalizations or other similar events. Any future exercise of the organizers' warrants will reduce your percentage ownership interest in C & S Bancorporation. Assuming all of the warrants are exercised, our organizers, directors and executive officers will own approximately 74.1% of the shares outstanding after the minimum offering and 55.7% of the outstanding shares after the maximum offering. See "Description of Capital Stock of C & S Bancorporation
- Organizers' Warrants" on page 59.

                              PLAN OF DISTRIBUTION

GENERAL

         We may terminate this offering for any reason at any time during its pendency. Shares of our common stock will be marketed on a best efforts basis, with a required 500 share minimum per investor, which may be waived by C & S Bancorporation in its sole discretion, through our executive officers, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. In addition, we may engage sales agents to sell shares on a best efforts basis. We anticipate that if sales agents are retained, such persons would be paid sales commissions not exceeding 10% of the aggregate dollar amount of the common stock sold by the sales agents as well as marketing-related expenses. As soon as practicable, but no more than ten business days after receipt of a subscription to purchase shares of our common stock, we will accept or reject the subscription. Subscriptions not rejected within this ten day period will be accepted. Once a subscription is accepted by us, it cannot be withdrawn by you.

HOW TO SUBSCRIBE

         If you desire to purchase shares of our common stock, you should:

         1. Complete, date, and execute the subscription agreement you received with this prospectus;

         2. Make a check, bank draft, or money order payable to "The Bankers Bank, Escrow Account for C & S Bancorporation, Inc.," in the amount of $10.00 times the number of shares you wish to purchase; and

         3. Deliver the completed subscription agreement and check to C & S Bancorporation at the following address:

                                 Brian R. Foster
                 Chairman, President and Chief Executive Officer
                           C & S Bancorporation, Inc.
                                 P. O. Box 1248
                             Savannah, Georgia 31402

         No subscription agreement is binding until accepted by C & S Bancorporation, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. Rejected subscriptions will be returned to the subscriber without interest. If your subscription is reduced, you may withdraw your subscription within ten days after being notified of the reduction.

         If you have any questions about this offering or how to subscribe, please call Mr. Foster at (912) 303-0209. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no public market for our common stock. The offering price of $10.00 per share in this offering has been determined by our organizers based on a number of factors, including prevailing market conditions and comparable de novo bank holding company capitalizations. In the event a market should develop for our common stock after completion of this offering, there can be no assurance that the market price will not be lower than the offering price in this offering.

                                 USE OF PROCEEDS

         The gross proceeds from the sale of shares of our common stock will be $10,000,000 assuming the sale of a minimum of 1,000,000 shares, and $15,000,000 assuming the sale of a maximum of 1,500,000 shares. However, if 1,000,000 shares are not sold prior to __________ __, 2002, then we will terminate this offering and promptly return all funds received from subscribers, with interest. See "Terms of the Offering" on page 16.

         The estimated expenses of this offering are as follows:

      Registration fees, including blue sky fees and expenses............              $    16,750
      Legal fees and expenses............................................                   45,000
      Accounting fees and expenses.......................................                    5,000
      Printing and engraving expenses....................................                   20,000
      Miscellaneous......................................................                   10,000
                                                                                       -----------
                Total Expenses...........................................              $    96,750
                                                                                       ===========

      Net Proceeds:
                Minimum offering.........................................              $ 9,903,250
                Maximum offering.........................................              $14,903,250

USE OF PROCEEDS BY C & S BANCORPORATION

         The net proceeds of this offering, as well as any interest earned on the subscription funds, will be used by C & S Bancorporation, after breaking escrow, primarily for the purchase of all of the issued and outstanding capital stock of Citizens & Southern Bank. Citizens & Southern Bank will, in turn, use the funds as capital to begin its business operations, including paying officers' and employees' salaries, repaying the loans used to fund the purchase of its main office and initial branch office properties, constructing, furnishing and equipping its main office and initial branch office facilities, acquiring the performing loans and assuming the deposits of the Savannah branch office of The Tattnall Bank, leasing the facility currently used by The Tattnall Bank as its Savannah branch office and repaying expenses incurred in its organization.

         As indicated in Citizens & Southern Bank's charter application filed with the Georgia Department, C & S Bancorporation intends to capitalize Citizens & Southern Bank at $9,750,000. In addition, we have agreed with the Georgia Department to set aside a portion of the proceeds of the offering as a reserve for use in the event we are involved in any litigation regarding our use of the names C & S Bancorporation or Citizens & Southern Bank. See "Risk Factors" on page 11 and "Management's Discussion and Analysis of Financial Condition and Plan of Operations - Other Factors Concerning Liquidity" on page 31. Any remaining funds from this offering are expected to be held by C & S Bancorporation and reserved for general corporate purposes at the holding company level. We anticipate that the proceeds received upon exercise of the warrants, if any, will be used for working capital purposes at the holding company level.

         A portion of the net proceeds of this offering beyond the minimum will be retained by C & S Bancorporation for the purpose of funding any required additions to the capital of Citizens & Southern Bank. Since state chartered banks are regulated with respect to the ratio that their total assets may bear to their total capital, if Citizens & Southern Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management anticipates, however, that the proceeds of this offering will be sufficient to support Citizens & Southern Bank's immediate capital needs and will seek, if necessary, additional long-and short-term financing to support any additional needs. However, we can give you no assurance that such financing, if needed, will be available or if available will be on terms acceptable to us.

USE OF PROCEEDS BY CITIZENS & SOUTHERN BANK

         The following is a schedule of the estimated use by Citizens & Southern Bank of the proceeds from the sale of C & S Bancorporation common stock, including its estimated operating expenses for its first 12 months of operation.

         Organizational and pre-opening expenses, including salaries, legal,
           consulting and accounting fees(1) .........................................            $  934,377(2)

         Office buildings ............................................................             1,800,000(3)

         Land for main office and branch office facilities ...........................             1,760,000(4)

         Salaries and benefits .......................................................             1,053,150(5)

         General and administrative expenses, composed primarily of data processing, marketing and advertising, telephone and casualty
            and deposit insurance ....................................................               272,793(6)

         Furniture and equipment .....................................................                86,500(7)

         Proposed acquisition of loans and deposits ..................................             2,875,000(8)

         Lease of office facility ....................................................               180,000(9)

         Working capital .............................................................               806,360
                                                                                                  ----------
                                                                                                  $9,750,000
                                                                                                  ==========

------------
(1) These expenses will be incurred prior to Citizens & Southern Bank's opening for business and are being funded from a line of credit our organizers obtained from Nexity Bank in the principal amount of $750,000. Approximately $431,000 was outstanding on the line of credit at August 31, 2001. Each organizer has guaranteed a portion of this loan ($62,500 each), which bears interest at 0.5% less than the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on February 15, 2002. In addition to the amounts outstanding in our line of credit at August 31, 2001, we also had accrued expenses of $26,377 and accounts payable of $117,850, through August 31, 2001.

(2) Includes expenses that will be incurred prior to Citizens & Southern Bank's opening for business.

(3) Includes the estimated costs of $1,100,000 to construct our main office facility and the estimated costs of $700,000 to construct our initial branch office facility. See "Our Proposed Business - Office Facilities" on page 42.

(4) Includes the purchase price of $975,000 to acquire the site for our initial branch office facility and the purchase price of $785,000 to acquire the site for our main office facility. See "Our Proposed Business - Office Facilities" on page 42. The purchase price for our initial branch office site was funded through a loan from Nexity Bank in the amount of $975,000. Each organizer has guaranteed a pro-rata portion of this loan, which bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on June 25, 2002. The purchase price for our main office site was funded through a loan from Nexity Bank in the amount of $785,000. Each organizer has guaranteed a pro-rata portion of this loan, which bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on August 1, 2002.

(5) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during Citizens & Southern Bank's first 12 months of operations. It is presently anticipated that the bank will employ 24 persons during its first 12 months, including the four executive officers.

(6) Represents estimated operating expenses which will be incurred during Citizens & Southern Bank's first 12 months of operations. These expenses are based on the experiences of similar sized banks in the region and on management's previous banking experience.

(7) Includes the estimated rental costs of furniture for our main office and initial branch office during the first year of our operations, based on an estimated monthly rental rate of $14,167 and assuming we complete construction of these facilities during the second quarter of 2002. See "Our Proposed Business - Office Facilities" on page 42.

(8) Includes the estimated cash payment to The Tattnall Bank that would be required in connection with acquisition of the performing loans and the assumption of certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank, based on the loan and deposit figures of this branch office as of August 31, 2001, and including the fixed deposit premium of $370,000. The loan and deposit balances are subject to change prior to the closing of the acquisition, which is expected to occur on or before January 2, 2002. See "Our Proposed Branch Acquisition" on page 26, "Unaudited Pro Forma Financial Information" on page 28 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 30.

(9) Includes the estimated costs to lease the office facility that is currently being used by The Tattnall Bank as its Savannah branch office of The Tattnall Bank, including all of the existing furniture, fixtures and equipment, based on an anticipated monthly rental rate of $15,000. See "Our Proposed Branch Acquisition" on page 26 and "Our Proposed Business - Office Facilities" on page 42.

                  The expenses described above are estimates only and assume Citizens & Southern Bank will open for business in December 2001, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by the bank during its first year of operation.

                                 CAPITALIZATION

         The following table shows C & S Bancorporation's capitalization as of August 31, 2001 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,000,000 and a maximum of 1,500,000 shares of our common stock in this offering. Upon C & S Bancorporation's incorporation, Brian R. Foster, our chairman, president and chief executive officer, purchased 100 shares of our common stock at a price of $10.00 per share. We will redeem these shares for $10.00 per share upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to this offering do not include shares of our common stock issuable upon the exercise of warrants that will be granted to our organizers or through the exercise of options that may be granted under our stock incentive plan, and does not include up to 3,000 shares issuable under an option granted to a consultant in exchange for consulting services in connection with our bank regulatory applications. For additional information regarding the number and terms of those warrants and options, see "Description of Capital Stock of C & S Bancorporation - Organizers' Warrants" on page 59 and "Executive Compensation - Stock Option Plan" on page 55.

                                                                                            As Adjusted            As Adjusted
                                                                                            for Minimum            for Maximum
                                                                        Actual               Offering                Offering
                                                                     -----------            -----------            ------------
Borrowings
Notes Payable and Line of Credit                                     $ 2,191,000            $ 1,760,000(1)         $  1,760,000(1)
Accrued Expenses                                                          26,377                    -0-                     -0-
Accounts Payable                                                         117,850                    -0-                     -0-

Shareholders' Equity Actual And As Adjusted
Preferred stock, par value $1.00 per share; 10,000,000 shares
   authorized; no shares issued and outstanding                      $       -0-            $       -0-            $        -0-

Common stock, par value $1.00 per share; 100,000,000 shares
   authorized; 100 shares issued and outstanding; 1,000,000
   shares issued and outstanding as adjusted (minimum
   offering); 1,500,000 shares issued and outstanding as
   adjusted (maximum offering)                                       $       100            $ 1,000,000            $  1,500,000

Additional paid-in capital                                           $       900            $ 8,903,250(2)         $ 13,403,250(2)

Accumulated deficit during development stage                         $  (401,735)(3)        $  (934,377)(4)        $   (934,377)(4)

Total shareholders' equity                                           $  (400,735)           $ 8,968,873            $ 13,968,873
                                                                     ===========            ===========            ============

----------------
(1) Reflects the application of net proceeds of the offering to repay outstanding balances on the line of credit from Nexity Bank. This amount also reflects the amounts that will remain outstanding on two additional loans, the proceeds of which were used to fund the purchase of our main office and initial branch office properties, and which in the aggregate totaled $1,760,000.

(2)      Net of the estimated offering expenses of $96,750.

(3) This deficit reflects pre-opening expenses incurred through August 31, 2001, consisting primarily of salaries and employee benefits.

(4) The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $934,377 incurred through Citizens & Southern Bank's target opening date in December 2001. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

                                    DIVIDENDS

         We will initially have limited sources of income other than dividends paid to C & S Bancorporation by Citizens & Southern Bank. Our ability to pay dividends to our shareholders will therefore depend largely on Citizens & Southern Bank's ability to pay dividends to C & S Bancorporation. In the future, we may begin income-producing operations independent from those of Citizens & Southern Bank, which may provide alternative sources of income from which we may pay dividends to you. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.

         Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for C & S Bancorporation and Citizens & Southern Bank to retain and build capital, our board of directors plans to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we recover any losses incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition and on other factors that our board of directors considers relevant.

         Additionally, regulatory authorities may determine, under circumstances relating to the financial condition of C & S Bancorporation or Citizens & Southern Bank, that the payment of dividends would be an unsafe or unsound practice and may prohibit dividend payment. See "Supervision and Regulation - Payment of Dividends" on page 69.

                         OUR PROPOSED BRANCH ACQUISITION

         On September 21, 2001, we entered into a letter of intent with Tattnall Bancshares, Inc. to acquire the performing loans and to assume certain deposit and other liabilities of The Tattnall Bank, a Georgia state chartered bank, and a wholly owned subsidiary of Tattnall Bancshares, Inc. Under the proposed terms of the acquisition, as set forth in the letter of intent, we will acquire the performing loans and assume certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank, located at 7917 Abercorn Street, Savannah, Georgia. As consideration for the acquisition, we will be required to make a cash payment to The Tattnall Bank equal to the face value of the branch office's performing loans as of the closing date, less the sum of the deposit and other liabilities we assume. As of August 31, 2001, the face value of the loans to be acquired were approximately $9.7 million and the sum of the deposit and other liabilities were approximately $7.3 million. These balances are subject to change prior to the closing of the proposed acquisition, which is expected to occur on or before January 2, 2002. In addition, we will be required to pay a fixed premium of $370,000 for the deposit liabilities we assume.

         In connection with the proposed acquisition, we plan to enter into a one year agreement with The Tatnall Bank to lease the facility currently used by The Tattnall Bank as its Savannah branch office, including all of the existing furniture, fixtures and equipment. This office facility has approximately 2,500 square feet of space, and is located near the Oglethorpe Mall. We expect that the rental rate under the lease agreement will be $15,000 per month. We expect to conduct our banking operations from this facility until construction of our main office facility on Hodgson Memorial Drive is completed. We expect to complete construction of our main office facility in the second quarter of 2002, and to continue to use the leased facility for additional office space for the remainder of the one year lease term. See "Our Proposed Business - Office Facilities" on page 42.

         Our proposed acquisition will require the approval of the Georgia Department and the FDIC and is contingent upon the execution and delivery of a final and definitive agreement between the parties. In addition, we expect that the closing of the proposed acquisition will be subject to our completion of a due diligence review of the business and operations of the branch office, the receipt of all necessary consents and approvals, the absence of a material adverse change in the financial condition of the branch office, the approval of Citizens & Southern's Bank charter application, our execution of a one year lease agreement for the branch office, and the execution of a non-competition agreement by The Tattnall Bank.

         Assuming we complete our proposed branch acquisition, Citizens & Southern Bank, unlike other de novo financial institutions which start primarily with a charter and a building, will commence active business operations immediately from an existing operating bank office with a deposit and customer base. In addition to the proceeds of this offering, the deposits assumed pursuant to the acquisition will provide an immediate source of funds for loans and investments.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information and explanatory notes have been derived from the historical financial statements of C & S Bancorporation, adjusted to give effect to the sale of the minimum number of 1,000,000 shares in the offering, and to give effect to the purchase and assumption of assets and liabilities of the Savannah branch office of The Tatnall Bank, as contemplated by the letter of intent dated September 21, 2001. The unaudited pro forma consolidated balance sheet below assumes that these transactions occurred on August 31, 2001 and that the application for formation of Citizens & Southern Bank , which will operate the branch office, has been approved. The unaudited pro forma financial information is not necessarily indicative of the financial position that would have occurred had the transactions reflected therein occurred on the dates presented, nor are they indicative of the financial position of future periods.

                                                                                     Acquisition      Investment
                                                                                     of Tattnall     in Available
                                                                       Minimum          Bank           for Sale
                                                       Actual        Offering(1)      Branch(2)       Securities       Pro Forma
                                                     -----------     -----------     -----------     ------------    ------------
ASSETS:
   Cash and due from banks                           $     2,989     $ 9,999,000     $(2,875,000)    $(3,000,000)    $  4,126,989
   Security deposits                                      15,343              --              --              --           15,343
   Securities - available for sale, at fair value             --              --              --       3,000,000        3,000,000
   Deferred stock offering cost                           81,115         (81,115)             --              --               --
   Bank premises and equipment                         1,835,045              --              --              --        1,835,045
   Loans & accrued interest receivable, net                   --              --       9,740,000              --        9,740,000
   Deposit premium paid                                       --              --         370,000              --          370,000
                                                     -----------     -----------     -----------     -----------     ------------
         Total assets                                $ 1,934,492     $ 9,917,885     $ 7,235,000     $        --     $ 19,087,377
                                                     ===========     ===========     ===========     ===========     ============

LIABILITIES:
   Accrued expenses                                  $    26,377              --              --              --     $     26,377
   Accounts payable                                      117,850              --              --              --          117,850
   Line of credit                                        431,000              --              --              --          431,000
   Notes payable                                       1,760,000              --              --              --        1,760,000
   Deposits & accrued interest payable                        --              --       7,235,000              --        7,235,000
                                                     -----------     -----------     -----------     -----------     ------------

ORGANIZERS' DEFICIT:
   Preferred stock                                            --              --              --              --               --
   Common stock                                              100         999,900              --              --        1,000,000
   Additional paid-in capital                                900       8,917,985              --              --        8,918,885
   Deficit accumulated during development stage         (401,735)             --              --              --         (401,735)
                                                     -----------     -----------     -----------     -----------     ------------

         Total liabilities & organizers' deficit     $ 1,934,492     $ 9,917,885     $ 7,235,000     $        --     $ 19,087,377
                                                     ===========     ===========     ===========     ===========     ============

--------------------
(1) Reflects net proceeds of the offering assuming the minimum offering was completed on August 31, 2001, as follows:

                  Minimum offering of 1,000,000 shares                 $10,000,000
                  Redemption of stock issued in organization                (1,000)
                  Deferred stock offering costs                            (81,115)

(2) Represents, as of August 31, 2001, the assets to be acquired and the liabilities to be assumed in the proposed acquisition of the Savannah branch office of The Tattnall Bank. Since the assets acquired and the liabilities assumed do not constitute a business that has continuity, historical financial statements are not available or relevant and accordingly are not included herein. Loans to be acquired and the deposits assumed are considered at market rates and accordingly approximate fair value. Intangible assets represent the deposit premium paid of $370,000 will be amortized over fifteen years on a straight-line basis. The net cash paid in settlement of the transaction was shown as a reduction in cash.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

GENERAL

         C & S Bancorporation is in the development stage and will remain in that stage until this offering is completed. C & S Bancorporation was organized on February 13, 2001 to serve as a holding company for Citizens & Southern Bank. Since it was organized, C & S Bancorporation's main activities have been:

         -        seeking, interviewing and selecting its officers;

         -        preparing its business plan;

         - applying for a state bank charter under the laws of the State of Georgia;

         -        applying for FDIC deposit insurance;

         -        applying to become a bank holding company;

         -        identifying the sites for our banking facilities;

         - negotiating an acquisition of the performing loans and assumption of certain deposits and other liabilities of the Savannah branch office of The Tattnall Bank; and

         -        raising equity capital through this offering.

         Since February 15, 2001, our operations have been, and will continue to be, funded through a line of credit from Nexity Bank, Atlanta, Georgia. The total amount available on the line of credit is $750,000, of which $431,000 was outstanding at August 31, 2001. Each organizer has guaranteed a portion (equal to $62,500 each) of this loan, which bears interest at 0.5% less than the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on February 15, 2002. We plan to repay the line of credit after the close of the offering using a portion of the proceeds of this offering. See "Use of Proceeds" on page 22.

FINANCIAL RESULTS

         From February 13, 2001 through August 31, 2001, our net loss amounted to $401,735. Our estimated net loss for the period from February 13, 2001 through December 2001, the anticipated opening date of Citizens & Southern Bank, is $934,377 which is attributable to the following estimated expenses:

         Employee compensation......................................................        $ 552,085
         Legal, consulting and professional fees....................................          134,083
         Equipment and occupancy expenses...........................................           49,081
         Other pre-opening expenses.................................................          199,128
                                                                                            ---------
                  Total.............................................................        $ 934,377
                                                                                            =========

         Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the discussion of our financial condition. See "Index to Financial Report" on page F-1.

PROPOSED BRANCH ACQUISITION

         On September 21, 2001, we entered into a letter of intent with Tattnall Bancshares, Inc. to acquire the performing loans and assume certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank, a Georgia state chartered bank, and a wholly owned subsidiary of Tattnall Bancshares, Inc. As consideration for the acquisition, we will be required to make a cash payment to The Tattnall Bank equal to the face value of the branch office's performing loans as of the closing date, less the sum of the deposit and other liabilities we assume. As of August 31, 2001, the face value of the loans to be acquired were approximately $9.7 and the sum of the deposit and other liabilities were approximately $7.3 million. These balances are subject to change prior to the closing of the proposed acquisition, which is expected to occur on or before January 2, 2002. In addition, we will be required to pay a fixed premium of $370,000 for the deposit liabilities we assume. See "Our Proposed Branch Acquisition" on page 26 and "Unaudited Pro Forma Financial Information" on page 28.

OFFICES

         After considering several other properties, Robert M. Chu, one of our organizers, entered into an agreement to purchase an approximately 0.8 acre lot neighboring Oglethorpe Mall in Savannah for a purchase price of $785,000. The property will be the site for our main office, which is expected to have approximately 6,400 square feet of office space. Mr. Chu has assigned his rights under the agreement to C & S Bancorporation for consideration of $5,000, equaling the amount of Mr. Chu's earnest money deposit on the property. See "Related Party Transactions" on page 57. On August 1, 2001 we acquired the property for a purchase price of $785,000. To pay for the property, we entered into a loan agreement with Nexity Bank, for an amount of $785,000. Each organizer has guaranteed a pro-rata portion of the loan, which bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on August 1, 2002.

         In addition, in June 2001 we acquired an approximately 1.0 acre lot in the West Chatham area of Chatham County for a purchase price of $975,000. The property will be the site for our initial branch office, which is expected to have approximately 3,200 square feet of office space. The purchase price for our initial branch office site was funded through a loan agreement with Nexity Bank for an amount of $975,000. Each organizer has guaranteed a pro-rata portion of the loan, which bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on June 25, 2002.

         Construction of our main office and our initial branch office began in September 2001. Costs of constructing our main office and initial branch office facilities are estimated at $1,100,000 and 700,000, respectively, and are expected to be funded through a construction loan from Nexity Bank. Costs of furnishing and equipping our main office and initial branch office facilities are estimated at $406,800 and $256,800, respectively. We intend to entertain bids for the construction of our main office and initial branch office. We anticipate that one of our organizers will participate in the bidding process. In the event this organizer does submit a bid, he will not be permitted to participate in any board deliberations relating to construction of our offices.

         Assuming completion of our proposed branch acquisition, we anticipate that we will begin our banking operations from the facility currently being used by The Tattnall Bank as its Savannah branch office. This facility consists of approximately 2,500 square feet, and is located near the Oglethorpe Mall. We have expect to enter into an agreement to lease this facility, including all of the existing furniture, fixtures and equipment, for a period of one year for a rental fee of $15,000 per month. We plan to conduct banking operations in this facility until construction of our main office facility is completed. For the remainder of the lease term we expect to use this facility for additional office space.

         In the interim, we are conducting our organizational activities from a facility located 401 Mall Boulevard, Suite 101B, Savannah, Georgia. The initial term of the lease expired on August 31, 2001, at which time the lease became a month to month lease. The monthly rental fee for our temporary office space is $2,167 per month. Our temporary facility is owned by Sylvan M. Byck, Jr., one of our organizers. See "Related Party Transactions" on page 57.

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Since we have been in the development stage, there are no results to present at this time. Nevertheless, once Citizens & Southern Bank begins operations, net interest income, its primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure our balance sheet so we will have regular opportunities to "reprice" or change the interest rates on Citizens & Southern Bank's interest-bearing assets and liabilities. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

         Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Citizens & Southern Bank's overall interest rate risks.

         We will evaluate regularly our balance sheet's asset mix in terms of several variables, including yield, credit quality, appropriate funding sources and liquidity. To effectively manage our balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

         As we continue to grow, we will restructure our rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Our Investment/Asset-Liability Committee will meet on a quarterly basis to develop a strategy for the upcoming period.

         Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Our ability to maintain and increase deposits will serve as our primary source of liquidity.

OTHER FACTORS CONCERNING LIQUIDITY

         We have agreed with the Georgia Department to set aside as a reserve a portion of C & S Bancorporation's initial capitalization for use in connection with any litigation regarding our use of the names C & S Bancorporation and Citizens & Southern Bank. On September 28, 2001, we filed an action against Bank of America in the United States District Court for the Southern District of Georgia, Savannah Division, seeking a declaratory judgment that Bank of America had abandoned these names and seeking termination of any trademark registration for these names. Until we have resolved these matters regarding our use of these names, the reserved funds will not be available for use in our day to day operations. See "Risk Factors" on page 11 and "Legal Proceedings" on page 44.

         In addition, we have committed to purchase software licenses and installation services at a cost of approximately $170,000, and for installation of a computer network and policy manual at a cost of approximately $19,000.

         Other than this offering and as discussed above, we know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, our liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

         There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

         The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock, and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of tier 1 capital.

         The second measure of capital adequacy relates to the leverage ratio. The FDIC has established a 3% minimum leverage ratio requirement. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of Citizens & Southern Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

         We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 12 months following the opening of Citizens & Southern Bank. We believe all anticipated material expenditures for this period have been identified and provided for out of the proceeds of this offering. For additional information about planned expenditures, see "Use of Proceeds" on page 22. For additional information about our plan of operations, see "Our Proposed Business" on page 33.

                              OUR PROPOSED BUSINESS

BACKGROUND

         C & S BANCORPORATION. C & S Bancorporation was incorporated as a Georgia corporation on February 13, 2001 to serve as a bank holding company for Citizens & Southern Bank. Following receipt of preliminary approval of Citizens & Southern Bank's charter application, we plan to apply to the Federal Reserve and the Georgia Department for approval to capitalize Citizens & Southern Bank. Upon receiving all necessary regulatory approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act when we purchase Citizens & Southern Bank's common stock. We plan to use $9,750,000 of the net proceeds of this offering to capitalize Citizens & Southern Bank. In return, Citizens & Southern Bank will issue all of its common stock to us, and we will be its sole shareholder. Initially, Citizens & Southern Bank will be our sole operating subsidiary. See "Supervision and Regulation" on page 65.

         C & S Bancorporation has been organized to make it easier for Citizens & Southern Bank to serve its future customers. The holding company structure provides flexibility for expanding our banking business by possibly acquiring other financial institutions and providing additional capital and banking-related services. A holding company structure will make it easier for us to raise capital for Citizens & Southern Bank because we will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by the holding company can be invested in the bank as primary capital.

         CITIZENS & SOUTHERN BANK. On May 22, 2001, our organizers filed applications on behalf of Citizens & Southern Bank with the Georgia Department to organize as a state bank and with the FDIC to obtain insurance for Citizens & Southern Bank's deposits. Citizens & Southern Bank will not be authorized to conduct its banking business until it obtains a charter from the Georgia Department. The issuance of the charter will depend, among other things, upon Citizens & Southern Bank's receipt of at least $9,750,000 in capital from C & S Bancorporation and upon compliance with other standard conditions expected to be imposed by the Georgia Department. These conditions are generally designed to familiarize Citizens & Southern Bank with Georgia state bank operating requirements and to prepare it to begin business operations. Citizens & Southern Bank received preliminary approval of its charter application from the Georgia Department on August 17, 2001 and is awaiting approval of its FDIC deposit insurance application as well as final approval from the Georgia Department and receipt of a charter. We expect Citizens & Southern Bank will open for business in December 2001.

MARKET OPPORTUNITIES

         PRIMARY SERVICE AREA. Citizens & Southern Bank's initial primary service area is Chatham County, Georgia. The primary service area represents a geographic area that includes the City of Savannah, Georgia. Known as "the Host City of the South," Savannah is a cosmopolitan community with a rich history. Savannah is located at the mouth of the Savannah River which forms the border of Georgia and South Carolina. Savannah is served by a large deep water port, the Savannah International Airport, several major thoroughfares, including Interstate Highway 95, and is a major stop on Amtrak's east coast rail service from New York to Miami.

         ECONOMIC AND DEMOGRAPHIC FACTORS. Savannah is the key economic focal point of our primary service area, which encompasses all of Chatham County. According to CACI Marketing Systems, the estimated population of our primary service area was 227,108 in 2000, which represents an increase of 4.7% from 1990. The estimated number of households within our primary service area was 86,560 in 2000, an increase of 6.7% from 1990. The estimated median household income for our primary service area was $38,627 in 2000, which represents an increase of 44.6% from 1990. In addition, according to CACI Marketing Systems, the estimated average annual investments per household in our primary service area was $19,958, compared to an average of $12,442 throughout Georgia. We believe Chatham County's average annual investment per household demonstrates a market for our personalized private banking services to be provided to affluent individuals, professionals, entrepreneurs and their business interests.

         INDUSTRY, LABOR AND EMPLOYMENT. According to the U.S. Census Bureau, over 6,500 businesses are located in Chatham County. Chatham County has over 2,300 service firms and over 1,700 retail trade businesses. Chatham County also has a large manufacturing industry, with approximately 220 manufacturing firms conducting operations in our primary service area. Chatham County also has a growing transportation industry, with Savannah as one of the fastest growing container ports on the east coast. In addition, Savannah has a growing tourism industry. In 1998, Savannah was named by The New York Times as one of the dozen hot spots to visit in the world. The tourism industry is the fastest growing sector of Savannah's economy, with visitor spending of more than $906 million in 1998. We believe that the recently completed Savannah International Trade and Convention Center, a 100,000 square foot convention center, will further bolster Savannah's growing tourism industry.

         Chatham County's employment base is highly diversified, representing the service, retail trade, manufacturing, transportation and construction industries. According to the U.S. Census Bureau, the service sector, which includes professional, business, health and educational services, represents the largest employment sector, providing 37.0% of Chatham County's jobs, followed by the retail trade at 24.7%, manufacturing at 13.3%, transportation at 8.4% and construction at 6.1%.

         According to the Savannah Area Chamber of Commerce, the largest employers in our primary service area in 1999 were Memorial Medical Center and Gulfstream Aerospace. Chatham County's largest employers are listed below and illustrate the diversification of business and trade in the area.

                    CHATHAM COUNTY'S MAJOR EMPLOYERS                           TOTAL EMPLOYEES          INDUSTRY
                    --------------------------------                           ---------------          --------
Memorial Medical Center..........................................                   3,500             Health Care
Gulfstream Aerospace.............................................                   3,300             Manufacturing
St. Joseph/Candler Hospital......................................                   2,600             Health Care
Kroger Stores....................................................                   2,450             Retail Trade
International Paper..............................................                   2,400             Manufacturing
Great Dane Trucking..............................................                   1,800             Transportation
Kemira...........................................................                     710             Manufacturing
Belk Department Stores...........................................                     700             Retail Trade
Savannah Foods...................................................                     700             Manufacturing
Savannah Electric................................................                     600             Energy

         Chatham County has enjoyed steady employment, with an unemployment rate of 4.4% in 1999, compared to the national average unemployment rate of 4.2%.

         We believe that the Savannah area presents a growing and diversified economic environment that will support C & S Bancorporation's formation. As a community bank, Citizens & Southern Bank will be designed to serve the needs of the citizens and businesses within this growing economy.

         COMPETITION. The banking business is highly competitive. Citizens & Southern Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in its primary service area. Chatham County is served by 11 insured financial institutions operating a total of 71 retail branches as of June 30, 2000, the latest date for which information is available. A number of these competitors are well established in our primary service area.

         According to the FDIC, bank and thrift deposits in Chatham County grew from approximately $2.3 billion in June 1996 to more than $2.5 billion in June 2000. This growing deposit base is primarily controlled by large national and super-regional banks, which include Bank of America, Wachovia, SunTrust, First Union and BB&T. Together, these banks hold approximately 88.3% of the total deposits in Chatham County. Although most of these large financial institutions are well established in Chatham County, community banks have been successful in competing for deposits. According to the FDIC, over the period of June 1996 through June 2000, total deposits in Chatham County increased by 9.7%. During this same time period, the total combined deposits of the four national and super-regional banks operating in Chatham County throughout the period - Bank of America, Wachovia, SunTrust and First Union - decreased by 0.3%. Community banks with a significant presence in Chatham County include Savannah Bank & Trust, with 7.1% of total deposits, and Coastal Bank with 2.4% of total deposits, as of June 30, 2000. No other community bank held more than 2.0% of the deposits in our primary service area as of June 30, 2000.

         We will compete directly with many of the institutions named above. Additionally, we anticipate further competition as existing institutions in the market expand their branch networks or as institutions from other markets branch into our primary service area.

         We recognize that most of our competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, that we do not expect to provide initially. As a result of these competitive factors, we may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive factors and attract new banking relationships by offering our customers a personalized approach to banking. As one of the only locally-owned community banks in Chatham County, we intend to differentiate Citizens & Southern Bank from our competitors primarily through our active calling programs for directors and officers, our involvement in the communities we serve, the quality and experience of our staff and our convenient office locations.

PHILOSOPHY AND STRATEGY

         Our philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Chatham County. We have adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in our primary service area. Accordingly, to carry out our philosophy we have developed a business strategy involving the following key elements:

         - QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff, preferably with existing customer relationships established through prior banking experience. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can not only resolve the customer's banking related questions, but can also suggest products and services that may be of interest to the customer. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than are typically experienced by similar financial institutions.

         - EXPERIENCED SENIOR MANAGEMENT. Our senior management possesses extensive experience in the banking industry as well as substantial business and banking contacts in Chatham County. Our senior executive officers have over 103 years of banking experience, including 62 years of experience in Chatham County. Our principal executive officer, Brian R. Foster has over 31 years of banking experience, including nine years in Chatham County; our chief operating officer, William M. Austin, has over 35 years banking experience, including 30 years in Chatham County; our senior credit officer, Ann B. Crowder, has over 22 years of banking experience, including 14 years in Chatham County; and our senior lending officer Michael E. Viers, has over 15 years of banking experience, including nine years in Chatham County. See "Management" on page 45.

         - COMMUNITY-ORIENTED BOARD OF DIRECTORS. The boards of directors of C & S Bancorporation and Citizens & Southern Bank will consist predominately of long time residents of Chatham County who represent the bank's target markets and will be sensitive and responsive to the needs of the community. Additionally, our boards of directors will represent a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to the bank as a result of their experience and involvement.

         - COMMUNITY INVOLVEMENT. All of our officers and many of our proposed directors are active in Chatham County, and their continued active community involvement will provide an opportunity to promote the bank and its products and services.

         - OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Citizens & Southern Bank. The purpose of this call program will be to visit prospective customers, to describe our products and services and to invite them to do business with the bank.

         - INDIVIDUAL CUSTOMER FOCUS. We will focus on providing individualized service and attention to our target customers, which include individuals and small- to medium-sized businesses. As our employees, officers and directors become familiar with our customers, we will respond to credit requests quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the customer.

         - LOCAL DECISION MAKING. We plan to position Citizens & Southern Bank as a locally-owned, community bank focused on being more responsive to customer requests and to the banking needs of individuals and businesses within the communities we serve.

         - HIGHLY VISIBLE SITES. Our main office location is conveniently located within one-fourth of a mile of Oglethorpe Mall, and will provide visibility within the major shopping and retail district in the Savannah area. In addition, we have acquired a site for a branch office to be located in the West Chatham area of Chatham County, an area experiencing growth in both the residential and commercial market sectors. We believe these locations will enhance our image as a strong competitor.

         - MARKETING AND ADVERTISING. We plan to promote Citizens & Southern Bank and to develop its image as a community-oriented bank with an emphasis on quality service and personal contact. We will also use media services such as local newspapers, drive-time radio, direct mail campaigns and television to promote our products and services. Additionally, we plan to sponsor community events on an ongoing basis.

         - OFFER FEE-GENERATING PRODUCTS AND SERVICES. Our range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract our target customers and increase our market share. We will offer small businesses, professionals, entrepreneurs and consumers superior loan services while charging appropriate fees for such services and using technology and engaging third-party service providers to perform some functions at a lower cost to increase fee income. We believe our broad array of products and services will enhance our private banking relationships.

         - CAPITALIZE ON TREND TOWARD CONSOLIDATION. We believe that consolidation in the banking industry will continue, resulting in many individuals and small- to medium-sized businesses being dissatisfied with the upheaval in their banking relationships. We expect to capitalize on continued industry consolidation. By positioning ourselves as a community bank that is interested in delivering personal service, we believe that we will draw many of those dissatisfied customers to us.

LENDING SERVICES

         LENDING POLICY. Citizens & Southern Bank is being established to generally support Chatham County; consequently, we will aggressively lend money to creditworthy borrowers within this limited geographic area. We will emphasize commercial loans to small- and medium-sized businesses and professional concerns as well as real estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. We will also emphasize consumer loans to individuals.

         We intend to maintain a balanced loan portfolio. We estimate that our loan portfolio will be comprised of the following:

                                                                         PERCENTAGE OF
                    LOAN CATEGORY                                       LOAN PORTFOLIO
                    -------------                                       --------------
         Real estate-related loans                                             55

         Commercial loans to small- and medium-                                30
              sized businesses

         Consumer loans                                                        15

         We plan to avoid concentrations of loans to a single industry or based on a single type of collateral. To address the risks inherent in making loans, we will maintain an allowance for loan losses based on, among other things, an evaluation of our loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, our management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans. However, because there are certain risks that cannot be precisely quantified, management's judgment of the allowance is necessarily an approximation and imprecise. The adequacy and methodology of our allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the bank's regulatory agencies.

         LOAN APPROVAL AND REVIEW. Our loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, either an officer with a higher lending limit or our loan committee will determine whether to approve the loan request. We will not make any loans to any of our directors or executive officers unless our board of directors first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

         LENDING LIMITS. Our lending activities will be subject to a variety of lending limits imposed by law. Differing limits apply in some circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to Citizens & Southern Bank. In general, however, we will be able to loan any one borrower a maximum amount equal to either:

         - 15% of Citizens & Southern Bank's statutory capital base if the loan is not fully secured; or

         - 25% of the bank's statutory capital base if the entire amount of the loan is fully secured by good collateral or other ample security.

         Based on our proposed minimum capitalization and projected pre-opening expenses, our initial lending limit will be approximately $1,320,000 for loans not fully secured and approximately $2,200,000 for loans that are fully secured by good collateral or other ample security. Our management team has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons. We may sell participations in our loans to other financial institutions in order to meet all of the lending needs of loan customers.

         CREDIT RISKS. The principal economic risk associated with each category of loans that we expect to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

         With respect to real estate loans generally, the ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate purchase loan, the borrower may be unable to repay the loans at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer's personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. We will also face additional credit risks to the extent that we engage in adjustable rate mortgage loans. In the case of an adjustable rate mortgage loan, as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. The marketability of all real estate loans, including adjustable rate mortgage loans, is also generally affected by the prevailing level of interest rates.

         The well established financial institutions in our primary service area are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of our anticipated commercial loans will be made to small- to medium-sized business that may be less able to withstand competitive, economic and financial pressures than large borrowers. Our commercial loan portfolio is expected to consist of loans to individual, partnership and corporate borrowers that are primarily located in the Savannah and Chatham County area. Accordingly, we anticipate that our commercial borrowers will reflect the diversified businesses of our primary service area, and will principally include retail trade, service and manufacturing firms. The risks associated with commercial loans depend to a large extent upon various economic factors, including the strength of the economy in our primary service area and the ability of our commercial borrowers to properly evaluate and respond to a changing marketplace. In addition, our commercial borrowers will likely face risks related specifically to the unique nature of their business. For example, retail trade and service firms may incur risks associated with labor shortages and consumer preference changes, while manufacturing firms may incur risks associated with raw material and labor shortages, as well as currency fluctuations.

         Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, we cannot predict the extent to which the borrower's ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

         REAL ESTATE LOANS. We will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans will include some commercial loans where we will take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

                  - COMMERCIAL REAL ESTATE. Our commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, with an origination fee generally being charged on each loan funded. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 115% of the debt service requirement. In addition, we may require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. We will attempt to limit our risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

                  - CONSTRUCTION AND DEVELOPMENT LOANS. Our construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine months and interest is paid periodically. The ratio of the loan principal to the value of the collateral as established by independent appraisal will not generally exceed 80%. Additionally, speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

                  - RESIDENTIAL REAL ESTATE. Our residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages with the amortization of first mortgages with maturity dates of three years and beyond. These loans will be made consistent with our appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not to exceed 85%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. We plan to open a mortgage department to process home loans immediately upon opening, which will allow us to originate long term mortgages to be sold on the secondary market. We intend to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before funding the loan.

         COMMERCIAL LOANS. A primary component of our loan portfolio will be loans for commercial purposes. Our commercial loan portfolio is expected to consist of loans principally to retail trade, service and manufacturing firms located in our primary service area. The terms of these loans will vary by purpose and by type of underlying collateral, if any. We will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or other collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to evaluate properly changes in the supply and demand characteristics for its products and services and to respond effectively to such changes are significant factors in a commercial borrower's creditworthiness.

         CONSUMER LOANS. We will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. The borrower will generally be required to be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. Consumer loans will generally be made at a fixed rate of interest.

INVESTMENTS

         In addition to loans, we will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. These investments will include U.S. Treasury bills with treasury notes, as well as investments in securities of federally sponsored agencies, such as Federal Home Loan Bank bonds. In addition, we may also invest in federal funds, negotiable certificates of deposit, banker's acceptances, mortgage backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Our Investment/Asset-Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to our policy as set by our board of directors.

ASSET AND LIABILITY MANAGEMENT

         Our Investment/Asset-Liability Committee will manage our assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that we will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

         We will seek to establish solid core deposits, including checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan in our primary service area and feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, our primary service area. We plan to obtain these deposits through personal solicitation by our officers and directors, direct mail solicitations and advertisements in the local media. In order to attract our initial deposit base, we may offer higher interest rates on various deposit accounts.

         We have entered into a letter of intent to acquire certain loans and assume certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank. Set forth below is a description of the deposit accounts of the Savannah branch office of The Tatnall Bank, by type and amount, as of August 31, 2001. These amounts are subject to change prior the closing of the proposed acquisition, which is expected to occur on or before January 2, 2002.

                                                                            AMOUNT AT
              TYPE OF ACCOUNT                                            AUGUST 31, 2001
              ---------------                                            ---------------
                                                                         (in thousands)
         Demand accounts                                                   $   795,000

         Savings accounts                                                       70,000

         Money market accounts                                                 944,000

         Certificates of deposit                                             5,426,000
                                                                           -----------

                                                                           $ 7,235,000

PRIVATE BANKING SERVICES

         We also plan to establish a private banking group to offer personalized private banking services to affluent individuals, professionals, entrepreneurs and their business interests. Our private banking products and services will include commercial lending products such as lines of credit for working capital, term loans, letters of credit to support commitments of our private banking clients, as well as non-credit products such as cash concentration accounts, merchant credit card processing, electronic funds transfer and other cash management products. Individual private banking products and services will include interest bearing checking, money market deposit accounts, certificates of deposit and secured and unsecured personal loans and lines of credit. We expect that all of our organizers will be private banking clients and will lend experience and guidance to the development of our private banking products and services.

OTHER BANKING SERVICES

         Other anticipated bank services include cash management services, safe-deposit boxes, travelers checks, direct deposit of payroll and social security checks, automatic drafts, and overdraft protection. We plan to become associated with a shared network of automated teller machines that our customers will be able to use throughout Georgia and other regions. We may offer annuities, mutual funds and other financial services through a third party that has not yet been chosen. We also plan to offer Mastercard(R) and VISA(R) credit card services through a correspondent bank as an agent for the bank. We will not exercise trust powers during our early years of operation. We may in the future offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department.

         We will also offer our targeted commercial customers a courier service that will pick up non-cash deposits from the customer's place of business and deliver them to the bank. We believe that this will be an important service for our customers because we will initially have only two office locations.

MARKETING AND ADVERTISING

         Our target customers will be the residents and the small- to medium-sized businesses and their employees located in our primary service area.

         We intend to develop our image as a community-oriented bank with an emphasis on quality service and personal contact. We plan to use a targeted marketing approach through local newspapers, radio advertisements during peak driving times, direct mail campaigns and television spots, as necessary. Additionally, we plan to sponsor community activities on an active and ongoing basis.

EMPLOYEES

         When it begins operations, Citizens & Southern Bank will have approximately 24 full-time employees. We do not expect C & S Bancorporation to have any employees who are not also employees of Citizens & Southern Bank.

OFFICE FACILITIES

         Our main office will be located at 7401 Hodgson Memorial Drive in the Oglethorpe Mall area of Chatham County. After considering several locations near Oglethorpe Mall, Robert M. Chu, one of our organizers, entered into an agreement to purchase the proposed site for our main office for a purchase price of $785,000. Mr. Chu has assigned his rights under the agreement to C & S Bancorporation and received $5,000 as consideration, equaling the amount of Mr. Chu's earnest money deposit on the property. See "Related Party Transactions" on page 57. On August 1, 2001, we acquired the property for a purchase price of $785,000. To pay for the property, we entered into a loan agreement with Nexity Bank for an amount of $785,000. Each of our organizers have guaranteed a pro-rata portion of the loan, which bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on August 1, 2002.

         Construction of our main office facility began in September 2001, with completion anticipated in the second quarter of 2002. Our main office facility will consist of approximately 6,400 square feet and will include one vault, eight offices, a loan operations area, four teller stations, three drive-in windows, and one automated teller machine. The costs of constructing the facility are estimated at $1,100,000, and the costs of furnishing and equipping the facility are estimated at $406,800. Located within one-fourth of a mile of Oglethorpe Mall, the major shopping and retail district in the Savannah area, our main office facility will offer high visibility and ample parking in an area with significant traffic.

         In addition, we have acquired a site for an initial branch office to be located in the West Chatham area of Chatham County. We believe the site of our initial branch office will offer high visibility in an area that has experienced growth in both the residential and commercial market sectors. The purchase price for the property was $975,000 and was funded through a loan from Nexity Bank. Each organizer has guaranteed a pro-rata portion of the loan, which bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on June 25, 2002.

         We began construction of our initial branch office facility in September 2001, with completion anticipated in the second quarter of 2002. Our branch office facility will consist of approximately 3,200 square feet and will include one vault, four offices, four teller stations, three drive-in windows, and one automated teller machine. The estimated costs of constructing our branch office facility are $700,000, and the estimated costs of furnishing and equipping the facility are $256,800.

         In addition, we are currently considering several properties in downtown Savannah for an additional office location. If we are able to reach an agreement to lease one of these downtown Savannah locations, our plan is to move our main office designation to this location in our second year of operations, and to continue to operate our Oglethorpe Mall location as a branch office. We are also analyzing the potential of a future branch office in the affluent Islands area of Chatham County. We are considering a property owned by one of our organizers for one of these additional branch office locations. We must receive the approval of the Georgia Department prior to opening any additional branch offices.

         Assuming we complete our proposed branch acquisition, we expect that we will begin our banking operations from the facility currently used by The Tattnall Bank as its Savannah branch office. This facility consists of approximately 2,500 square feet, with one vault, four teller stations, two drive-in windows and one automated teller machine. This facility is located near the Oglethorpe Mall and within one half of one mile from our future main office site on Hodgson Memorial Drive. We have expect to enter into an agreement to lease this facility, including all of the existing furniture, fixtures and equipment, for a period of one year for a rental fee of $15,000 per month. We plan to conduct banking operations in this facility until construction of our main office facility on Hodgson Memorial Drive is completed. For the remainder of the lease term we expect to use this facility for additional office space.

         In the interim, we are conducting our organizational activities from a facility located at 401 Mall Boulevard, Suite 101B, Savannah, Georgia. The initial term of the lease expired on August 31, 2001, at which time the lease became a month to month lease. The monthly rental fee for our temporary office space is $2,167 per month. Our temporary facility is owned by Sylvan M. Byck, Jr., one of our directors. See "Related Party Transactions" on page 57.

LEGAL PROCEEDINGS

         In July 2001, we received a letter from counsel to Bank of America challenging our use of the names "C & S Bancorporation" and "Citizens & Southern Bank." In the letter, counsel asserted that Bank of America has rights to the names "C & S Bancorporation" and "Citizens & Southern Bank" and indicated that Bank of America would seek to enforce its rights if we were to operate under these names. Bank of America's assertion of rights with respect to these names derives from an acquisition completed in 1991. In 1991, NationsBank Corporation, a predecessor-in-interest to Bank of America, completed the acquisition of The Citizens and Southern Corporation, parent of Citizens & Southern National Bank, a national banking association that formerly operated in numerous locations within Georgia. Following the acquisition, Citizens & Southern National Bank was merged with and into NationsBank, N.A., which ultimately became Bank of America. We believe that these names have not been used in commerce since 1991 and, accordingly, that they have been abandoned and are available for our use. Bank of America has continued to assert that it has not abandoned these names, that it has rights to residual goodwill relating to these names and that it would proceed with litigation if we continue with our plan to operate under these names.

         On September 28, 2001, we filed an action in the United States District Court for the Southern District of Georgia, Savannah Division, seeking a declaratory judgment that Bank of America has abandoned the names "C & S" and "Citizens & Southern" and seeking cancellation of any trademark registration for these names. Although we believe that Bank of America has abandoned these names and that our use of these names does not infringe upon any residual goodwill of Bank of America, there can be no assurance that we will prevail in this action. See "Risk Factors" on page 11.

                                   MANAGEMENT

GENERAL

         The following table sets forth, for the directors and executive officers of C & S Bancorporation and Citizens & Southern Bank, (i) their names, addresses and ages at August 31, 2001, (ii) their respective positions with us,
(iii) the number of shares of common stock we expect to be beneficially owned by our organizers, directors and executive officers after this offering, (iv) the percentage of outstanding shares such number will represent, and (v) the number of shares subject to warrants and options we expect them to receive when we complete this offering.


                                                                           PERCENTAGE OF
                                                                            OUTSTANDING
                                                                             SHARES OF          SHARES         SHARES
                                                          NUMBER OF       MINIMUM/MAXIMUM     SUBJECT TO     SUBJECT TO
    NAME AND ADDRESS (AGE)       POSITIONS TO BE HELD      SHARES            OFFERINGS         WARRANTS        OPTIONS
---------------------------      --------------------      ---------      ----------------     ----------     ----------

DIRECTORS

Sylvan M. Byck, Jr. (72)         Proposed Director of        100,000*        9.9*/6.7          100,000           -0-
2 E. Perry Lane                   Citizens & Southern
Savannah, Georgia  31401                 Bank

Robert M. Chu (49)               Proposed Director of         50,000          5.0/3.3           50,000           -0-
43 Shad River Road                Citizens & Southern
Savannah, Georgia  31410                 Bank

Benny H. Curl  (54)              Proposed Director of        100,000*        9.9*/6.7          100,000           -0-
704 View Point Drive              Citizens & Southern
Savannah, Georgia  31406                 Bank

Dexter E. Elliot (51)            Proposed Director of         25,000          2.5/1.7           25,000           -0-
18 Franklin Creek Road, South     Citizens & Southern
Savannah, Georgia  31046                 Bank

Jack L. Forehand (63)              Director of C & S          15,000          1.5/1.0           15,000           -0-
3 Wymberly Point Road               Bancorporation
Savannah, Georgia  31406

Brian R. Foster  (52)             Chairman, President         30,000          3.0/2.0           30,000        75,000***
305 E. Charlton Street            and Chief Executive
Savannah, Georgia  31401           Officer, Director
                                       of C & S
                                   Bancorporation**

William L. Grainger (55)         Proposed Director of         25,000          2.5/1.7           25,000           -0-
217 Cherry Road, Route 1          Citizens & Southern
Bloomington, Georgia  31301              Bank

Stephen S. Green (53)              Director of C & S          50,000          5.0/3.3           50,000           -0-
306 E. Charlton Street             Bancorporation**
Savannah, Georgia  31401

Robert L. Harrison (61)          Proposed Director of         10,000          1.0/0.7           10,000           -0-
501 East 44th Street              Citizens & Southern
Savannah, Georgia  31405                 Bank

                                                                           PERCENTAGE OF
                                                                            OUTSTANDING
                                                                             SHARES OF          SHARES         SHARES
                                                           NUMBER OF      MINIMUM/MAXIMUM      SUBJECT TO     SUBJECT TO
    NAME AND ADDRESS (AGE)       POSITIONS TO BE HELD       SHARES            OFFERINGS         WARRANTS        OPTIONS
---------------------------      --------------------      ---------      ----------------     ----------     ----------

G. Edison Holland, Jr. (48)        Director of C & S          10,000          1.0/0.7           10,000           -0-
104 Johston Street                  Bancorporation
Savannah, Georgia

Donald A. Kole (70)              Proposed Director of         15,000          1.5/1.0           15,000           -0-
219 East Jones                    Citizens & Southern
Savannah, Georgia  31401                 Bank

Walter N. Lewis (47)               Director of C & S          25,000          2.5/1.7           25,000           -0-
9505 Abercorn Street                Bancorporation
Savannah, Georgia  31406

James R. Lientz, Jr. (58)          Director of C & S          10,000          1.0/0.7           10,000           -0-
770 Arden Close                     Bancorporation
Atlanta, Georgia  30327

James T. Turner, Jr. (50)        Proposed Director of         20,000          2.0/1.3           20,000           -0-
103 Commodore Drive               Citizens & Southern
Savannah, Georgia  31410                 Bank

EXECUTIVE OFFICERS:

William M. Austin (65)              Executive Vice            10,000          1.0/0.7              -0-         6,000***
205 Shallow Brook Drive           President and Chief
Columbia, South Carolina           Operating Officer

Ann B. Crowder (58)                 Executive Vice            25,000          2.5/1.7              -0-         6,000***
1600 Walthour Road                   President and
Savannah, Georgia  31410         Senior Credit Officer

Michael E. Viers (38)               Executive Vice             5,000          0.5/0.3              -0-         6,000***
129 East 50th Street             President and Senior
Savannah, Georgia  31405            Lending Officer
                                 --------------------      ---------      ----------------     ----------     ----------

All Proposed Directors and                                  525,000          52.5/35.0         485,000         93,000
Executive Officers as a Group
(17 persons)

---------
* Mr. Byck and Mr. Curl each anticipate purchasing no more than the lesser of 100,000 shares or 9.9% of the total number of shares issued in this offering.
**       Also a proposed director of Citizens & Southern Bank.
*** Represent stock options to be granted to Messrs. Foster, Austin and Viers and Ms. Crowder under their respective employment agreements. Mr. Foster's employment agreement provides for an option purchase up to 75,000 shares of our common stock; however, in no event will the option allow for the purchase of more than 5% of the number of shares of our common stock outstanding following completion of this offering.

         In addition to the individuals listed in the table above, Robert S. Jepson, Jr., John G. Lientz, Charles H. Morris and Arnold M. Tenenbaum, organizers of Citizens & Southern Bank, anticipate purchasing 100,000, 5,000, 10,000 and 10,000 shares of our common stock in the offering, respectively. However, Mr. Jepson will purchase no more than the lesser of 100,000 or 9.9% of the total number of shares issued in this offering. As non-director organizers, Messrs. Jepson, Lientz, Morris and

Tenenbaum also will receive warrants to purchase one additional share of our common stock for each share they purchase in the offering, provided, however, that the number of warrants to be received by a non-director organizer may not exceed 6,250.

         Each person listed as a director of C & S Bancorporation in the table above has served as a director since May 31, 2001. The directors of C & S Bancorporation serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. Accordingly, our board of directors is divided into three classes, with Brian
R. Foster and James R. Lientz, Jr. serving as Class I directors, Stephen S. Green and Walter N. Lewis serving as Class II directors, and Jack L. Forehand and G. Edison Holland serving as Class III directors. The initial term of the Class I directors expires in 2002, the initial term of the Class II directors expires in 2003, and the initial term of the Class III directors expires in 2004. Thereafter, each director will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See "Important Provisions of C & S Bancorporation's Articles of Incorporation and Bylaws" on page 60.

         Each person listed as a proposed director of Citizens & Southern Bank in the table above will, upon approval of the Georgia Department, serve until Citizens & Southern Bank's first shareholders' meeting, which will convene shortly after Citizens & Southern Bank receives its charter. C & S Bancorporation, as the sole shareholder of Citizens & Southern Bank, will nominate each proposed director to serve as a director of the bank at that meeting. After the first shareholders' meeting, directors of the bank will serve for a term of one year and will be elected by C & S Bancorporation each year at Citizens & Southern Bank's annual meeting of shareholders. Citizens & Southern Bank's officers will be appointed by its board of directors and will hold office at the will of its board.

         The following is a biographical summary of each of our organizers, directors and executive officers.

DIRECTORS OF C & S BANCORPORATION

         JACK L. FOREHAND has served as a director of C & S Bancorporation since May 31, 2001. Mr. Forehand serves as the president of Savannah Professional Maintenance, and has held this position for more than five years. Mr. Forehand is a member of the Building Service Contractors Association International and was previously a board member of the Bethesda Home for Boys.

         BRIAN R. FOSTER has served as a director of C & S Bancorporation since May 31, 2001 and is a proposed director of Citizens & Southern Bank. Mr. Foster also serves as chairman, president and chief executive officer of C & S Bancorporation, and is the proposed chairman, president and chief executive officer of Citizens & Southern Bank. Mr. Foster served in a variety of banking positions with Bank of America and its predecessors for approximately 31 years before retiring in August 2000. From 1999 through August 2000, Mr. Foster served as director of marketing strategy for business banking nationally. From 1996 through 1999, he served as president of Arkansas operations and also as midwest regional executive for business banking and premier banking. Mr. Foster served as president of Savannah operations from 1988 through 1996, as well as South Georgia regional community banking executive and statewide executive for business banking and professional and executive banking. Mr. Foster graduated from the University of Georgia in 1971 and from the Stonier Graduate School of Banking at Rutgers University. Mr. Foster served as the chairman of the Savannah Area Chamber of Commerce, the Savannah Development and Renewal Authority, the United Way of the Coastal Empire Board and Candler Hospital Foundation, and was also a member of a number of other business and civic organizations in the Savannah area, including the Savannah Economic Development Authority and the Savannah Rotary Club. Mr. Foster was also a board member of the Georgia Bankers Association and the Georgia State Ethics Commission.

         STEPHEN S. GREEN has served as a director of C & S Bancorporation since May 31, 2001 and is a proposed director of Citizens & Southern Bank. Mr. Green serves as the president of Stephen Green Properties, Inc., and has held this position for more than five years. Mr. Green is a graduate of the University of Georgia. Mr. Green serves as a commissioner of the Savannah Airport Commission, as the president of the board of directors of Armstrong Atlantic State University Foundation, as a member of the board of directors and executive committee of the Savannah Area Chamber of Commerce, and is a member of the commissioners' steering group of the Airport Council International.

         G. EDISON HOLLAND has served as a director of C & S Bancorporation since May 31, 2001. Mr. Holland has served as General Counsel and Executive Vice President of The Southern Company since May of 2001. From 1997 through May 2001, Mr. Holland served as the president and chief executive officer of Savannah Electric & Power Co. From 1994 through 1997, Mr. Holland served as vice president of generation and transmission and corporate counsel of Gulf Power Co. in Pensacola, Florida. Mr. Holland graduated from Auburn University in 1975 and received his law degree from the University of Virginia in 1978. Mr. Holland served as the vice chairman of the Savannah Economic Development Authority and is a member of the board of directors of the the Southeastern Electric Exchange, the Edison Electric Institute and the Electric Power Research Institute. Mr. Holland has previously served on the Savannah advisory board of SunTrust Bank.

         WALTER N. LEWIS has served as a director of C & S Bancorporation since May 31, 2001. Mr. Lewis serves as vice president of J.C. Lewis Motor Co., a position he has held for more than five years. Mr. Lewis is a graduate of the University of Georgia. Mr. Lewis presently serves as a director of the Bethesda Home for Boys and has previously served as a director of the Georgia Automobile Dealers Association and as president of the Savannah Automobile Dealers Association. Mr. Lewis previously served as a director of Savannah Bank & Trust prior to First Union's acquisition of the bank.

         JAMES R. LIENTZ, JR. has served as a director of C & S Bancorporation since May 31, 2001. Mr. Lientz retired as president of the MidSouth Banking Group of Bank of America in December 2000, a position he had held since September 1996. Mr. Lientz serves as a director of Georgia Power Company. Mr. Lientz graduated from the Georgia Institute of Technology in 1965 and received a Masters of Business Administration from Georgia State University in 1971. Mr. Lientz presently serves as a trustee of Rhodes College in Memphis, Tennessee and as a trustee of the Georgia Tech Foundation. Mr. Lientz previously served as chairman of the Georgia Chamber of Commerce and as the chairman of the Metro Atlanta Chamber of Commerce. Mr. Lientz is the brother of John G. Lientz, who is the secretary of C & S Bancorporation and the proposed secretary of Citizens & Southern Bank.

PROPOSED DIRECTORS OF CITIZENS & SOUTHERN BANK

         SYLVAN M. BYCK, JR. is a proposed director of Citizens & Southern Bank. Mr. Byck operates Byck Management Company, a real estate management firm, and has held this position for more than five years. Mr. Byck is a graduate of the University of Alabama. Mr. Byck serves as the president of the Savannah Waterfront Association and is a member of the Georgia Lottery Board. Mr. Byck has previously served as vice-chairman of the Georgia Ports Authority, and as chairman of the Metropolitan Planning Commission.

         ROBERT M. CHU is a proposed director of Citizens & Southern Bank. Mr. Chu serves as the chief executive officer of Aimi, Inc., dba Chu's Convenience Marts, and has held this position for more than five years. Mr. Chu, a certified public accountant, is a graduate of the Terry College of Business of the University of Georgia. Mr. Chu is a board member of the Savannah Area Chamber of Commerce, is an Advisory Council member of the Business Outreach Services of the University of Georgia, and was previously a member of the board of directors of the Small Business Assistance Corp., a non-profit small business development organization.

         BENNY H. CURL is a proposed director of Citizens & Southern Bank. Mr. Curl has been the owner of Byrd Cookie Company since 1988, and presently serves as its president and chief executive officer. From 1975 through 1993, Mr. Curl a certified public accountant, was the owner and a manager of an Atlanta based public accounting firm which emphasized tax planning for high income individuals. Mr. Curl is a graduate of the University of Georgia. Mr. Curl serves as the treasurer and as a director of the National Association of Specialty Foods Trade, and has previously served as president and as a board member of the Georgia Specialty Food and Wine Association. In addition, Mr. Curl has served on a number of state and national boards and committees relating to the accounting profession.

         DEXTER E. ELLIOT is a proposed director of Citizens & Southern Bank. Mr. Elliot serves as the president of Southern Paper Recovery, Inc., a paper recycling firm, and has held this position for more than five years. Mr. Elliot is a graduate of the University of Florida, where he received a B.S. in Accounting. Mr. Elliot is a member of the Savannah Area Chamber of Commerce.

         WILLIAM L. GRAINGER is a proposed director of Citizens & Southern Bank. Mr. Grainger presently serves as president of Grainger Companies, Inc., an automotive sales company, and has held this position for more than five years. In addition, Mr. Grainger previously served as president of Grainger Honda, Inc. Mr. Grainger presently is a member of the Savannah Economic Development Authority Advisory Board in Savannah, and previously was a member of the board of directors of AmeriBank, a member of the Savannah advisory board of Bank of America, and was a trustee and executive board member of the Savannah College of Art & Design.

         ROBERT L. HARRISON is a proposed director of Citizens & Southern Bank. Mr. Harrison serves as the president and chief executive officer of Stevens Shipping & Terminal Co., and has held this position for more than five years. Mr. Harrison is a graduate of Princeton University. Mr. Harrison serves as a director of the Imperial Sugar Company and the Savannah Economic Development Authority, as the vice president and a director of Savannah on Stage, as a trustee of the Savannah Country Day School, and as the co-chair and trustee of the Savannah Employers & ILA Pension/Welfare Fund. Mr. Harrison previously served on the Savannah advisory board of Bank of America.

         DONALD A. KOLE is a proposed director of Citizens & Southern Bank. Mr. Kole presently serves as the chief executive officer of Kole Investment Co., and has held this position for more than five years. Mr. Kole is a graduate of Boston University. Mr. Kole presently serves as the vice-chairman of the Union Mission, board chairman of the Hospice Savannah Foundation and state treasurer of the Georgia Historical Society. Mr. Kole has previously served as president of the Savannah Jewish Federation, president of WSVH Radio, chairman of the Savannah Development and Renewal Authority, president of the Jewish Educational Alliance. Mr. Kole is also a member of the Savannah Housing Authority and the Armstrong Atlantic State Foundation Board. Mr. Kole previously served as a member of the Savannah advisory board of Bank of America.

         JAMES T. TURNER, JR. is a proposed director of Citizens & Southern Bank. Mr. Turner has served as president of the J.T. Turner Construction Co., Inc. since 1976. From 1974 through 1976, Mr. Turner served as loan control officer and branch manager of Home Federal Savings and Loan in Savannah. Mr. Turner is a graduate of Mercer University. Mr. Turner previously served on the Savannah advisory boards of both BB&T and Bank South.

ADDITIONAL EXECUTIVE OFFICERS

         WILLIAM M. AUSTIN is the chief operating officer of C & S Bancorporation and is the proposed chief operating officer of Citizens & Southern Bank. Mr. Austin served in a number of banking positions over his 35 year career with Bank of America and its predecessors, including senior administrative officer, responsible for human resources, comptroller, proof, bookkeeping, properties and bank security. Mr. Austin attended Armstrong State College and is a graduate of the University of Wisconsin School of Banking. Mr. Austin has served as president of the Savannah Chapter of Bank Administration Institute, as the chairman of the Marshland Foundation and as a board member of the Savannah Vocational School.

         ANN B. CROWDER is the senior credit officer of C & S Bancorporation and is the proposed senior credit officer of Citizens & Southern Bank. Ms. Crowder served in a number of banking positions over her 22 year career with Bank of America and its predecessors. From 1998 through 2000, Ms. Crowder served as market president for Hall County, Georgia, where she was responsible for all lines of business in Hall County. From 1992 through 1998 she managed a loan portfolio of private bank clients and led a team of 12 lenders, trust officers and administrators. From 1982 to 1992 she managed a commercial loan portfolio, and from 1978 to 1982 she was responsible for credit analysis and review of the Savannah loan portfolio. Ms. Crowder is a graduate of Winthrop College, the graduate program at the University of South Carolina, and the executive program in finance and credit analysis at Stanford University. Ms. Crowder has served on the boards of the Savannah Economic Development Authority, the Savannah Chamber of Commerce, the Boy Scouts of America, the Savannah Food Bank. Ms. Crowder served on the Savannah/Chatham Board of Public Education for eight years, and served as president in 1990. While in Hall County, she served on the boards of the Brenau University Foundation, as treasurer of the Gainesville College Advisory Board, as president of the Quinlan Visual Arts Center, as vice-president of the American Red Cross, the Elachee Nature Science Center, as chairperson of the Success by Six Program of the United Way of Hall County, and was the chairperson of the Hall County Commission on Children and Families.

         MICHAEL E. VIERS is the senior lending officer of C & S Bancorporation and is the proposed senior lending officer of Citizens & Southern Bank. Mr. Viers served in a number of banking positions over a 15 year career with Bank of America and its predecessors. From 1995 through April 2001, Mr. Viers was the senior vice president and market manager for Small Business and Premier Banking for its Georgia Market outside of Atlanta. From 1997 to 1998, he served as president of First Federal Savings Bank, Brunswick, Georgia, a wholly owned subsidiary of Bank of America. From 1993 through August

1995, Mr. Viers worked in the commercial banking group. From 1987 through 1992, Mr. Viers worked in the large corporate loan processing office in Chicago, Illinios. He began his career with the bank in 1985 in the corporate management training program. Mr. Viers is a graduate of the University of Georgia, Leadership Georgia and Leadership Savannah. He is a board member of the Candler Foundation, Savannah Sports Council, Community Housing Services Agency, Downtown Rotary Club and Team Savannah.

ADDITIONAL ORGANIZERS

         ROBERT S. JEPSON, JR. has served as an organizer of Citizens & Southern Bank. Mr. Jepson has served as the chairman and chief executive officer of Jepson Associates, Inc., a private investment firm since 1989 and Jepson Vineyards, Ltd. since 1985. Mr. Jepson also served as chairman and chief executive officer of Kuhlman Corporation from 1993 to 1999, and Coburn Optical Industries, Inc. from 1992 to 1998. Mr. Jepson has been appointed to serve as chief executive officer of National Service Industries, Inc. following the proposed division of certain of its businesses. Mr. Jepson also serves as a director of Circuit City Stores, Inc., AGL Resources, Inc. and Critz, Inc. Mr. Jepson graduated from the University of Richmond in 1964 and received a Master of Science in Commerce from the University of Richmond in 1975. Mr. Jepson is on the board of trustees of The Mighty Eighth Air Force Heritage Museum and Franklin University and is on the board of governors of Lucas Theater.

         JOHN G. LIENTZ has served as an organizer of Citizens & Southern Bank. Mr. Lientz also serves as the secretary of C & S Bancorporation and is the proposed secretary of Citizens & Southern Bank. Mr. Lientz is a partner of the law firm Bouhan, Williams & Levy LLP, where he has practiced law since 1976. From 1974 through 1975, Mr. Lientz served as a law clerk for Chief Judge Alexander A. Lawrence of the U.S. District Court for the Southern District of Georgia. Mr. Lientz also serves as a director of Thomas & Hutton Engineering Co. Mr. Lientz graduated from Davidson College in 1970 and received his law degree from New York University in 1973. Mr. Lientz presently serves as the president of the Rotary Club of Savannah. Mr. Lientz previously served as a trustee of Leadership Georgia and as chairman of the Savannah Country Day School, the United Way of Coastal Empire and the Savannah Chapter of the American Red Cross. Mr. Lientz is the brother of James R. Lientz, Jr., who is a director of C & S Bancorporation.

         CHARLES H. MORRIS has served as an organizer of Citizens & Southern Bank. Mr. Morris presently serves as president of Morris Multimedia, Inc., and has held this position for more than five years. Mr. Morris previously served as president of Morris Newspaper Corporation. Mr. Morris is a graduate of the University of Georgia. Mr. Morris is a member of the Chief Executives Organization and the World Presidents Organization.

         ARNOLD M. TENENBAUM has served as an organizer of Citizens & Southern Bank. Mr. Tenenbaum serves as president of Chatham Steel Corp., and has held this position for more than five years. Mr. Tenenbaum serves as a director of Savannah Electric and Power Co. Mr. Tenenbaum is a graduate of Dartmouth College. Mr. Tenenbaum previously served as president of the Georgia Chamber of Commerce, as chairman of the Steel Service Center Institute and was a member of the Georgia Lottery Board.

COMMITTEES OF THE BOARDS OF DIRECTORS

         We have established the following committees. Other committees may be established as needed once we begin banking operations. In the future, we expect to add additional members to each of our committees.

         PERSONNEL AND COMPENSATION COMMITTEE. Our personnel and compensation committee will establish compensation levels for officers of C & S Bancorporation and Citizens & Southern Bank, review management organization and development, review significant employee benefit programs and establish and administer executive compensation programs, including our stock option plan described in this prospectus. The members of the committee will include Donald
A. Kole and James T. Turner, Jr.

         AUDIT AND COMPLIANCE COMMITTEE. Our audit and compliance committee will recommend to the board of directors the independent public accountants to be selected to audit C & S Bancorporation's and Citizen & Southern Bank's annual financial statements and will approve any special assignments given to the independent public accountants. The committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of Citizens & Southern Bank's internal accounting staff. Additionally, the committee will provide oversight to our compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The committee will also establish appropriate levels of directors and officers insurance and blanket bond insurance. The members of the committee will include Benny H. Curl and Donald A. Kole.

         LOAN COMMITTEE. Our loan committee will review any loan request made by a potential borrower over an established credit threshold for compliance with our lending policies and federal and state rules and regulations governing extensions of credit. After making this review, the committee will decide whether to extend credit to the potential borrower. In addition, the committee will have the responsibility for establishing and approving, in conjunction with management, all major policies and procedures pertaining to loan policy. The committee will also review all past due reports, non-accrual reports, and other indicators of overall loan portfolio quality, and will establish measurements for determining the adequacy of our loan loss reserve. The members of the loan committee will include Sylvan M. Byck, Jr., Robert M. Chu, William
L. Grainger, Stephen S. Green and Robert L. Harrison.

         INVESTMENT/ASSET-LIABILITY COMMITTEE. Our investment/asset-liability committee will provide guidance to our boards of directors in balancing the yields and maturities of Citizens & Southern Bank's loans and investments to those of its deposits. Additionally, the committee will work closely with the board of directors to plan annual budgets and develop three to five year strategic plans. The members of the committee will include Benny H. Curl, Dexter E. Elliot and James T. Turner, Jr.

                             EXECUTIVE COMPENSATION

2001 COMPENSATION

         C & S Bancorporation was incorporated on February 13, 2001, and consequently, does not have historical compensation information for the requisite period required to be reported under the rules promulgated by the Securities and Exchange Commission. Accordingly, the following table shows information from February 13, 2001 through August 31, 2001 with regard to compensation for services rendered in all capacities to C & S Bancorporation by its president and chief executive officer and its other executive officers whose projected annualized salary and bonuses will exceed $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                             ANNUAL COMPENSATION
                                                            -------------------------------------------------------
          NAME AND                                                                                   OTHER ANNUAL
     PRINCIPAL POSITION                YEAR                 SALARY ($)          BONUS ($)          COMPENSATION ($)
     ------------------                ----                 ----------          ---------          ----------------

Brian R. Foster,                     2001(1)                87,498(2)              -0-                   -0-
Chairman, President and
Chief Executive Officer

William M. Austin,                   2001(1)                49,998(2)              -0-                   -0-
Executive Vice President

Ann B. Crowder,                      2001(1)                49,998(2)              -0-                   -0-
Executive Vice President

Michael E. Viers                     2001(1)                34,443(3)              -0-                   -0-
Executive Vice President

---------

(1)      Through August 31, 2001.
(2) Represents salary from March 1, 2001 through August 31, 2001. Mr. Foster's salary will continue to be paid at a rate of $14,583 per month until Citizens & Southern Bank receives final regulatory approvals to open. Mr. Austin and Ms. Crowder's salaries will continue to be paid at a rate of $8,333 per month until Citizens & Southern Bank receives final regulatory approvals to open. Mr. Foster's annualized salary is $175,000 and Mr. Austin and Ms. Crowder's annualized salaries are $100,000. See "-- Employment Agreements" below.
(3) Represents salary from April 26, 2001 through August 31, 2001. Mr. Viers' salary will continue to be paid at a rate of $8,333 per month until Citizens & Southern Bank receives final regulatory approvals to open. Mr. Viers' annualized salary is $100,000. See "-- Employment Agreements" below.

EMPLOYMENT AGREEMENTS

         BRIAN R. FOSTER. Effective March 1, 2001, we entered into an employment agreement with Brian R. Foster regarding Mr. Foster's employment as chairman, president and chief executive officer of Citizens & Southern Bank and C & S Bancorporation. Under the terms of the agreement, Mr. Foster will receive a base salary of $175,000 per year, subject to annual increases in an amount our board of directors shall determine appropriate of not less than 5% per year. The agreement provides that at the end of each year, Mr. Foster will be entitled to receive a cash bonus, to be awarded by Citizens & Southern Bank's board of directors, based on the bank's performance. The agreement also provides that C & S Bancorporation will grant Mr. Foster an incentive stock option to purchase up to 75,000 shares of our common stock, with such number not to exceed 5% of the number of shares outstanding following completion of this offering, at $10.00 per share. The option will vest over five years, with 40% becoming exercisable on the one-year anniversary of Mr. Foster's employment, and with 20% becoming exercisable for each of the next three years of continued employment. Mr. Foster will also be provided with an automobile allowance of $600 per month and will be provided with initiation fees and monthly dues for two social clubs.

         The initial term of the employment agreement commenced on March 1, 2001, and will continue for a period of five years. At the end of the initial term of the agreement, and at the end of each year thereafter, the agreement will be extended for a successive one-year period unless one of the parties to the agreement notifies the other parties of his or its intent not to extend the agreement. Employment under the agreement may be terminated:

         - by Citizens & Southern Bank for cause (as defined in the employment agreement);

         - by Mr. Foster if Citizens & Southern Bank breaches any material provision of the employment agreement or there is a material diminution in his duties or responsibilities; and

         -        upon Mr. Foster's death or disability.

         If Citizens & Southern Bank terminates Mr. Foster's employment without cause or if Mr. Foster terminates employment due to a material breach by Citizens & Southern Bank, we will be required to pay the compensation and provide the health and dental insurance coverage due under the agreement for a period of 12 months from the date of termination. If the employment of Mr. Foster is terminated for any reason other than by non-renewal of the agreement by C & S Bancorporation or Citizens & Southern Bank, Mr. Foster will be prohibited from competing with Citizens & Southern Bank or soliciting its customers or employees within the 50-mile radius of Citizens & Southern Bank's main office for two years after the date of termination.

         In the event of a change in control of C & S Bancorporation, Mr. Foster will be entitled, for a period of 90 days after the change of control, and at his election, to deliver notice to C & S Bancorporation of the termination of the employment agreement, whereupon we will be required to make a lump sum payment to Mr. Foster in an amount equal to two times his then current compensation and benefits, including salaries, bonuses and all perquisites.

         WILLIAM M. AUSTIN, ANN B. CROWDER, MICHAEL E. VIERS. On March 1, 2001, we entered into an employment agreement with William M. Austin, regarding Mr. Austin's service as executive vice president and chief operating officer of C & S Bancorporation and Citizens & Southern Bank, and an employment agreement with Ann B. Crowder, regarding Ms. Crowder's service as executive vice president and senior credit officer of C & S Bancorporation and Citizens & Southern Bank. In addition, on April 26, 2001 we entered into an employment agreement with Michael E. Viers regarding Mr. Viers' service as executive vice president and senior lending officer of C & S Bancorporation and Citizens & Southern Bank. Ms. Crowder's and Mr. Viers' employment agreements have initial terms of five years, while Mr. Austin's employment agreement has an initial term of three years. Following the expiration of its initial term, each employment agreement will be extended for successive one-year terms unless one of the parties provides notice of his or her intent not to extend the agreement. Under their respective employment agreements, each of Messrs. Austin and Viers and Ms. Crowder are entitled to receive an initial annual base salary of $100,000, subject to annual increases in the discretion of our board of directors. In addition, under their respective employment agreements, each of Messrs. Austin and Viers and Ms. Crowder will receive an option to purchase up to 6,000 shares of our common stock. The options will vest over three years, with one-third of the option becoming exercisable on each anniversary of continued employment. The remainder of the employment agreements are substantially similar to our employment agreement with Mr. Foster.

DIRECTOR COMPENSATION

         The directors of C & S Bancorporation and Citizens & Southern Bank will not be compensated separately for their services as directors until we become cumulatively profitable. Thereafter, we will adopt compensatory policies for our directors that conform to applicable law.

STOCK OPTION PLAN

         GENERAL. We have adopted a stock option plan that provides us with the flexibility to grant the stock incentives described in this section of the prospectus to our key employees, officers, directors, consultants and advisers for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ or service of, C & S Bancorporation and Citizens & Southern Bank. Our board of directors has reserved up to 150,000 shares of our common stock for issuance through options that may be granted under the stock option plan. However, the number of shares of our common stock reserved for issuance under the stock option plan will not exceed 10% of the shares outstanding following completion of this offering. Accordingly, only 100,000 shares of our common stock will be reserved for issuance if we only attain the minimum offering of 1,000,000, while 150,000 shares of our common stock will be reserved for issuance if the maximum offering of 1,500,000 shares is attained. The number of shares reserved for issuance may change in the event of a stock split, recapitalization or similar event as described in the plan.

         ADMINISTRATION. It is expected that a committee of our board of directors, which will be comprised of at least two non-employee directors, will administer the plan. Our board of directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect and Rule 16b-3 under the Securities Exchange Act, when appointing members to the committee. The committee and our board of directors will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that they may deem necessary or advisable to administer the plan.

         The plan permits the committee or our board of directors, to grant stock options to eligible persons. Options may be granted on an individual basis or to a group of eligible persons. Accordingly, the committee or our board of directors, will determine, within the limits of the plan, the number of shares of our common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

         OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee or our board of directors will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option.

         The committee or our board of directors will determine the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be greater than, less than or equal to the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or by the delivery of previously owned shares of common stock, and, if permitted in the applicable option agreement, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

         The committee or our board of directors will also determine the term of an option. The term of an incentive stock option or non-qualified stock option may not exceed ten years from the date of grant, but any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of our common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering more than $100,000 worth of our common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

         TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with C & S Bancorporation or Citizens & Southern Bank, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of C & S Bancorporation. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee or our board of directors, may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

         REORGANIZATIONS. The plan provides for an appropriate adjustment in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of our common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of some types of corporate reorganizations, the committee or our board of directors, may, within the terms of the plan and the applicable agreement, substitute, cancel, accelerate, cancel for cash or otherwise adjust the terms of an option.

         AMENDMENT AND TERMINATION OF THE PLAN. Our board of directors has the authority to amend or terminate the plan. Our board of directors is not required to obtain shareholder approval to terminate the plan or, generally, to amend the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. However, any action by our board of directors may not adversely affect the rights of a holder of a stock option without the holder's consent.

         FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

         - INCENTIVE STOCK OPTIONS. A participant will not recognize income upon the grant of an incentive stock option, nor will he or she be taxed when exercising all or a portion of their option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for our common stock and the amount for which he or she sells the stock. If the participant does not sell the shares of our common stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, the gain will be a capital gain and we will not get a corresponding deduction. If the participant sells the shares of our common stock at a gain before that time, the difference between the amount the participant paid for the stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding tax deduction. If the participant sells the shares of our common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

         - NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for the stock, and we will then be entitled to a corresponding deduction.

         Depending upon the time period for which shares of our common stock are held after exercising an option, the sale or other taxable disposition of shares acquired by exercising a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

         Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by selling back to us shares of our common stock already held by the participant and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

                           RELATED PARTY TRANSACTIONS

         We expect to enter into banking and other business transactions in the ordinary course of business with our organizers, directors and officers, including members of their families or corporations, partnerships or other organizations in which these organizers, directors and officers have a controlling interest. If transactions between C & S Bancorporation or Citizens & Southern Bank and any of our organizers, directors or officers occur, the transaction:

         - will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

         - will be on terms no less favorable than could be obtained from an unrelated third party; and

         - will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

         John G. Lientz, a shareholder and corporate secretary of C & S Bancorporation and the proposed corporate secretary of Citizens & Southern Bank, is a partner in the law firm of Bouhan, Williams & Levy LLP. Bouhan, Williams & Levy LLP has provided legal services to C & S Bancorporation and Citizens & Southern Bank in connection with our organization and will continue to provide legal services when we begin banking operations.

         In addition, after considering several locations near Oglethorpe Mall, Robert M. Chu, one of our organizers, entered into an agreement to purchase the property that will serve as the location for our main office, for a purchase price of $785,000. Mr. Chu has assigned his rights under the agreement to C & S Bancorporation and received $5,000 as consideration, equal to the amount of Mr. Chu's earnest money deposit on the property. On August 1, 2001, we acquired the property for a purchase price of $785,000. To pay for the property, we obtained a loan from Nexity Bank for an amount of $785,000. The loan has been guaranteed by our organizers, bears interest at 0.75% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on August 1, 2002.

         We have also acquired furniture from Robert S. Jepson, Jr., one of our organizers, for a purchase price of $45,000. Mr. Jepson has agreed to allow us to defer payment of the purchase price for the furniture until we begin our banking operations. A used furniture dealer assisted our management in establishing the purchase price for the furniture acquired from Mr. Jepson.

         We are conducting our organizational activities from a facility owned by Sylvan M. Byck, one of our organizers. The initial term of the lease expired on August 31, 2001, at which time the lease became a month to month lease. The monthly rental fee for our temporary office space is $2,167 per month.

              DESCRIPTION OF CAPITAL STOCK OF C & S BANCORPORATION

COMMON STOCK

         Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 100,000,000 shares of common stock, par value $1.00 per share, of which up to 1,500,000 shares will be issued in this offering. As of the date of this prospectus, up to 150,000 shares of our common stock were reserved for issuance upon the exercise of stock options to be issued under our stock option plan, 508,750 shares of our common stock were reserved for issuance upon the exercise of warrants to be issued to our organizers and 3,000 shares of our common stock for reserved for issuance under an option granted to a consultant in exchange for services in connection with our bank regulatory applications.

         All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon voluntary or involuntary liquidation or dissolution of C & S Bancorporation, all shares of our common stock will be entitled to share equally in all of C & S Bancorporation's assets that are available for distribution to the shareholders. We do not anticipate paying any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share on all matters submitted to shareholders. Holders of our common stock will not have any right to acquire authorized but unissued capital stock of C & S Bancorporation whenever we issue new shares of our capital stock. No cumulative voting right with respect to the election of directors, redemption rights, sinking fund provisions or conversion rights apply to our common stock. All shares of our common stock issued in the offering will be fully paid and non-assessable.


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PREFERRED STOCK

         Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by our board of directors. Although we have no present plans to issue any preferred stock, the ownership and control of C & S Bancorporation by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

ORGANIZERS' WARRANTS

         Our organizers intend to purchase approximately 610,000 shares of our common stock in this offering at a price of $10.00 per share. This represents approximately 61.0% of the 1,000,000 shares that will be outstanding after completing the minimum offering, or 40.7% of the 1,500,000 shares that will be outstanding if the maximum offering is completed.

         Each organizer has personally guaranteed a portion ($62,500 each) of a line of credit from Nexity Bank, Atlanta, Georgia, for an amount up to $750,000, to be used to fund our organizational activities. In addition, each organizer has guaranteed a pro-rata portion of a loan from Nexity Bank for an amount of $975,000, which was used to purchase the site for our initial branch office facility, and a pro-rata portion of a loan from Nexity Bank for an amount of $785,000, which was used to purchase the site for our main office facility. In recognition of the financial risks undertaken by personally guaranteeing the loans with Nexity Bank, we will issue to our organizers warrants to purchase additional shares of our common stock. Specifically, we will issue to each organizer a warrant to purchase one share of our common stock for each share the organizer purchases in this offering. However, each of our four organizers who will not serve as directors of C & S Bancorporation or Citizens & Southern Bank will receive warrants to purchase no more than 6,250 shares. Accordingly, based on our organizers' intent to purchase approximately 610,000 shares of our common stock in this offering, and given the limitations on the issuance of warrants to our non-director organizers, we expect the organizers to be able to purchase up to 508,750 more shares through the exercise of warrants. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of warrants to be issued to them, subject to the restrictions for our non-director organizers, was determined after considering a number of factors. The principal factors we considered were prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions.

         The warrants will become exercisable in 33.3% annual increments beginning on the one-year anniversary of the date Citizens & Southern Bank opens for business. Warrants will remain exercisable for the ten year period following the first anniversary of the date on which Citizens & Southern Bank opens for business. Each share purchased under a warrant will be issued at a price of $10.00, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either C & S Bancorporation's or Citizens & Southern Bank's capital falls below the minimum level mandated by its primary federal regulator, we may be directed to require the organizers to exercise or forfeit their warrants. If all of the warrants were exercised, our organizers, directors and executive officers would own approximately 74.1% of the shares of our common stock outstanding after the minimum offering and 55.7% of the outstanding shares after the maximum offering.


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                 IMPORTANT PROVISIONS OF C & S BANCORPORATION'S
                      ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

      GENERAL. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and the articles of incorporation and bylaws of C & S Bancorporation. Our articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of C & S Bancorporation if a particular transaction was not supported by our board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of C & S Bancorporation and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of C & S Bancorporation and its shareholders, by enhancing the board of director's ability to maximize the value to be received by shareholders upon such a sale.

         Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

         The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of C & S Bancorporation by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

         The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

         PREFERRED STOCK. The existence of preferred stock could impede a takeover of C & S Bancorporation without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of C & S Bancorporation through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of our common stock and, in certain circumstances, could decrease its market price.

         STAGGERED TERMS FOR BOARD OF DIRECTORS. Our articles of incorporation provide that our board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of our directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors expires in 2002, the initial term of the Class II directors expires in 2003 and the initial term of the Class III directors expires in 2004. Thereafter, each director will serve for a term of three


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years. This means that unless the existing directors were to resign, it would take at least two annual meetings of our shareholders to replace a majority of C & S Bancorporation's directors.

         Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

         REMOVAL OF DIRECTORS. Our articles of incorporation provide that one or more directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

         Under Georgia law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. A director may be removed only by a majority of the votes entitled to be cast. If the directors have staggered terms, directors may be removed only for cause, unless the articles of incorporation or a bylaw adopted by shareholders provides otherwise. A director may be removed by the shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of the director.

         BUSINESS COMBINATIONS. Our articles of incorporation and bylaws explicitly "opt in" to Georgia's business combination statute. Under this statute, mergers or purchases of 10% or more of our assets or securities with a person who beneficially owns 10% or more of our voting stock (an "interested shareholder") that occur within five years of the acquirer becoming an interested shareholder are prohibited unless:

         - the board of directors approved the business combination or the transaction that made the acquirer an interested shareholder;

         - the interested shareholder attained 90% of the voting stock in the transaction that made the shareholder an interested shareholder; or

         - the interested shareholder attains 90% of the voting stock subsequent to becoming an interested shareholder and a majority of C & S Bancorporation's voting shares approves the acquisition.

         FAIR PRICE. Similar to the protective provisions relating to business combinations, our articles of incorporation and bylaws explicitly "opt in" to Georgia's fair price provisions. Under these provisions, in addition to any other approvals required by law, a business combination with an interested shareholder generally must be (i) unanimously approved by the directors who are not affiliates of the interested shareholder and who were directors prior to the time the shareholder became an interested shareholder ("continuing directors") or (ii) recommended by at least two-thirds of the continuing directors and approved by the affirmative vote of a majority of the shares not beneficially owned by the interested shareholder unless:

         - the consideration to be received by our shareholders meets certain minimum levels (typically the highest price paid by the interested shareholder for any shares it has acquired);

         - the consideration to be received by shareholders who are not interested is paid in cash or in the same form as the interested shareholder previously paid for other purchased shares; and


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


         - there has been no reduction in the annual dividend rate from that which was paid prior to the time the interested shareholder became an interested shareholder.

         CONSIDERATIONS IN EVALUATING AN ACQUISITION PROPOSAL. Our articles of incorporation provide factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interest of C & S Bancorporation and its shareholders. The term "acquisition proposal" refers to any offer of another party:

         - to make a tender offer or exchange offer for our common stock or any other equity security of C & S Bancorporation;

         - to merge or consolidate C & S Bancorporation with another corporation; or

         - to purchase or otherwise acquire all or substantially all of the properties and assets owned by C & S Bancorporation.

         Our articles of incorporation charge our board of directors, in evaluating an acquisition proposal, to consider all relevant factors, including:

         - the payment being offered by the other corporation in relation (i) to our current value at the time of the proposal, as determined in a freely negotiated transaction, and (ii) to our board of directors' estimate of C & S Bancorporation's future value as an independent company at the time of the proposal;

         - the expected social and economic effects of the transaction on the employees, customers and other constituents, such as suppliers of goods and services; and

         - the expected social and economic effects on the communities within which we operate.

Our board of directors may also consider other relevant factors.

         This provision is included in our articles of incorporation because we are charged with providing support to, and being involved with, the communities we serve. As a result, our board of directors believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal. Georgia law does not specifically list the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

         While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate also to consider all other relevant factors. For example, this provision directs our board of directors to evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to our board of directors' estimate of the future value of C & S Bancorporation as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing


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and to negotiate for the most favorable price and terms that would reflect not only C & S Bancorporation's current value, but also its future value.

         One effect of this provision, as well as the business combination and fair price provisions discussed above, may be to discourage a tender offer in advance. Often an offeror consults the board of directors of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the opinion of our board of directors, these provisions will strengthen our position in dealing with any potential offeror that might attempt to acquire C & S Bancorporation through a hostile tender offer. Another effect of these provisions may be to dissuade our shareholders who might be displeased with our board of directors' response to an acquisition proposal from engaging C & S Bancorporation in costly litigation. These provisions permit our board of directors to determine that an acquisition proposal is not in C & S Bancorporation's and its shareholders' best interest, and thus to oppose it. The effect of these provisions, as well as the other protective provisions discussed above, in some cases, may have the effect of maintaining incumbent management.

INDEMNIFICATION

         Our bylaws contain indemnification provisions that provide that our directors and officers, and, in some cases, our employees or agents (collectively, the "insiders"), will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, our bylaws provide that we must advance to our insiders reasonable expenses of any claim or proceeding so long as the insider furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct has been met and a written statement that the insider will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

         When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider:

         - in his or her official capacity, acted in a manner he or she in good faith believed to be in our best interests;

         - in all cases not involving official capacity or criminal activities, he or she acted in a manner that was at least not opposed to our best interests; and

         - in the case of a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

         Our board of directors, our shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

         Our bylaws also provide that the indemnification rights contained in our bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in our bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-- Limitation of Liability" on page 64.


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         The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against and incurred by him or her in his or her capacity as a director, whether or not we would have had the power to indemnify against such liability.

         We are not aware of any pending or threatened action, suit or proceeding involving any of our insiders for which indemnification may be sought.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to insiders under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF LIABILITY

         Our articles of incorporation, eliminate, with certain exceptions, the potential personal liability of a director for monetary damages to us or to our shareholders for any failure to take any action as a director. However, there is no elimination of liability for:

         - a breach of duty involving the appropriation of a C & S Bancorporation business opportunity;

         - an act or omission involving intentional misconduct or a knowing violation of law;

         - a transaction from which the director derives an improper material tangible personal benefit; or

         - distributions, such as the payment of a dividend or approval of a stock repurchase, that are illegal under Georgia law.

         Georgia law allows corporations to include in their articles of incorporation provisions eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, we have included these types of provisions in our articles of incorporation. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We have also adopted liability limiting provisions to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. Our board of directors believes that liability limiting provisions will enable us to obtain such insurance on terms more favorable than if they were not included in our articles of incorporation.

AMENDMENTS

         Any amendment of the provisions contained in our articles of incorporation regarding our staggered board of directors, the ability of our board of directors to consider various factors when evaluating an acquisition proposal, or the limitation of a director's personal liability requires the affirmative vote of the holders of two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.


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         Except as may otherwise be required by Georgia law, our board of directors may amend any provision of our bylaws by the affirmative vote of a majority of the entire board, unless our shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, have expressly reserved to our shareholders the right of amendment or repeal therefor. Our bylaws require the affirmative vote of the holders of not less than two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock then entitled to vote generally in the election of directors to amend our bylaws.

                           SUPERVISION AND REGULATION

         The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to C & S Bancorporation and Citizens & Southern Bank.

REGULATION OF C & S BANCORPORATION

         C & S Bancorporation will be a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. As a result, C & S Bancorporation and any future non-bank subsidiaries will be subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

         ACQUISITIONS. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         - it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

         - it or any of its subsidiaries, other than a bank, may acquire all or substantially all the assets of any bank; or

         - it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act further provides that the Federal Reserve may not approve any acquisition that would result in monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the United States, or that in any other manner would be a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed. As a result, C & S Bancorporation and other bank holding companies located in Georgia are able to acquire banks located in any other state, and bank holding companies located outside of Georgia can acquire any Georgia-based banks, in either case subject to certain deposit percentage and other restrictions. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies are able to


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consolidate their multistate banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. Georgia does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Georgia is through an acquisition. Georgia has adopted an interstate banking statute that removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions. However, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated five years. As a result, no bank holding company may acquire control of C & S Bancorporation until after the fifth anniversary of Citizen & Southern Bank's incorporation.

         ACTIVITIES. The Bank Holding Company Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act, discussed below, have expanded the permissible activities of a bank holding company and its subsidiaries. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

         GRAMM-LEACH-BLILEY ACT. The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and instant advisory services, underwriting securities and limited merchant banking activities.

         To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. We presently have no plans to become a financial holding company.

         Although considered to be one of the most significant banking laws since Depression-era statutes were enacted, because of our small size and recent organization, we do not expect the Gramm-Leach-Bliley Act to materially affect our initial products, services or other business activities. We do not believe that the Gramm-Leach-Bliley Act will have a material adverse impact on our operations. To the extent that it allows banks, securities firms, and insurance firms to affiliate, the financial services industry may experience further consolidation. The Gramm-Leach-Bliley Act may have the result of increasing the amount of competition that we face from larger institutions and other companies offering financial products and services, many of which may have substantially more financial resources.


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         SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, C &
S Bancorporation is expected to act as a source of financial strength for, and to commit resources to support its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, C & S Bancorporation may not be inclined to provide it. In addition, any capital loans by a bank holding company to its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

REGULATION OF CITIZENS & SOUTHERN BANK

         As a Georgia state chartered bank, Citizens & Southern Bank will be examined and regulated by the FDIC and the Georgia Department. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting bank is an uninsured bank.

         The Georgia Department will regulate all areas of Citizens & Southern's banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. Citizens & Southern Bank will also be subject to Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. With respect to expansion, Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary banks of bank holding companies then engaged in the business of banking in Georgia.

         PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking regulators have specified by regulation the relevant capital level for each category.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking regulator. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats significantly undercapitalized institutions if it determines that those actions are necessary.


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         FDIC INSURANCE ASSESSMENTS. The FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

         The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

         COMMUNITY REINVESTMENT ACT. Citizens & Southern Bank will be subject to the provisions of the Community Reinvestment Act, which requires the FDIC, in connection with its regular examination of a bank, to assess the bank's record of meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

         Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations provide for streamlined procedures for institution's with assets of less than $250 million. The regulations contain the following three evaluation tests:

         - a lending test, which compares the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area;

         - a service test, which evaluates the provision of services that promote the availability of credit to low-moderate-income areas; and

         - an investment test, which evaluates the institution's record of investments in organizations designed to foster community development, small- and minority-owed businesses and affordable housing lending, including state and local government housing or revenue bonds.

         Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution's community investment record. In addition to public disclosure of an institution's CRA assessment, regulatory authorities are required to consider an institution's CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch or to merge with another federally regulated financial institution.

         PRIVACY. The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties, other than third parties that market the institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic to the consumer.

PAYMENT OF DIVIDENDS

         C & S Bancorporation is a legal entity separate and distinct from Citizens & Southern Bank. The principal sources of revenues to C & S Bancorporation, including cash flow to pay dividends to its shareholders, are dividends paid from Citizens & Southern Bank to C & S Bancorporation. There are statutory and regulatory limitations on the payment of dividends by the Bank, as well as by C & S Bancorporation to its shareholders.

         If, in the opinion of the FDIC, Citizens & Southern Bank were engaged in or about to engage in an unsafe or unsound practice the FDIC may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking regulators have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal banking regulators have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by the Company and its banking subsidiary may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

         Georgia law provides additional restrictions on the payment of dividends by Citizens & Southern Bank to C & S Bancorporation. Citizens & Southern Bank must have the approval of the Georgia Department to pay cash dividends, unless at the time of such payment:

         - the total classified assets at the most recent examination of Citizens & Southern Bank do not exceed 80% of tier 1 capital plus allowance for loan losses as reflected at such examination;

         - the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes, but before dividends, for the previous calendar year; and

         - the ratio of tier 1 capital to adjusted total assets will not be less than 6%.

CAPITAL ADEQUACY

         C & S Bancorporation and Citizens & Southern Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the company, and the FDIC, in the case of the bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or "tier 1 capital." The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or "tier 2 capital."

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for C & S Bancorporation, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

         Citizens & Southern Bank will be subject to risk-based and leverage capital requirements adopted by FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action" on page 67.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

         We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

         -        a bank's loans or extensions of credit to affiliates;

         -        a bank's investment in affiliates;

         - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

         - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

         - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

         The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Citizens & Southern Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

         We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

         Citizens & Southern Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

MONETARY POLICY

         The earnings of Citizens & Southern Bank, as well C & S Bancorporation, will be affected by domestic and foreign conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

                                 LEGAL MATTERS

         Troutman Sanders LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for C & S Bancorporation. Bouhan, Williams & Levy LLP, Savannah, Georgia has also acted as counsel for C&S Bancorporation in connection with certain legal matters relating to our organization and this offering. John G. Lientz, a partner of Bouhan, Williams & Levy LLP, is a shareholder of and is the corporate secretary of C & S Bancorporation and is the proposed corporate secretary of Citizens & Southern Bank.

                                    EXPERTS

         C & S Bancorporation's audited financial statements for the period from February 13, 2001 through August 31, 2001, included in this prospectus have been included in reliance on the report of Hancock, Askew & Co., LLP, Savannah, Georgia, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

         Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year our common stock is held of record by less than 300 persons.

         At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department. Our fiscal year ends on December 31. Additionally, we will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

         C & S Bancorporation has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of our common stock offered by this prospectus. This prospectus is not required to, and does not contain all of the information contained in the Registration Statement. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement summarize the provisions of such contract or other document deemed material. Such summaries are, of necessity, brief descriptions and are not necessarily complete. However, we believe that this prospectus does not omit any material facts necessary in order to make the information contained herein not misleading. For further information with respect to C & S Bancorporation and its common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http:/ /www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as C & S Bancorporation, that file electronically with the Securities and Exchange Commission.

                           C & S BANCORPORATION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                FINANCIAL REPORT
                                AUGUST 31, 2001

-------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                                        PAGE
                                                                                                                        ----

INDEPENDENT AUDITOR'S REPORT.............................................................................................F-2

BALANCE SHEET, AUGUST 31, 2001...........................................................................................F-3

STATEMENT OF OPERATIONS, PERIOD FROM FEBRUARY 13, 2001, DATE OF INCEPTION,
     TO AUGUST 31, 2001..................................................................................................F-4

STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT, PERIOD FROM FEBRUARY 13, 2001,
     DATE OF INCEPTION, TO AUGUST 31, 2001...............................................................................F-5

STATEMENT OF CASH FLOWS, PERIOD FROM FEBRUARY 13, 2001, DATE OF INCEPTION,
     TO AUGUST 31, 2001..................................................................................................F-6

NOTES TO FINANCIAL STATEMENTS............................................................................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Directors
C & S Bancorporation, Inc.
Savannah, Georgia

         We have audited the accompanying balance sheet of C & S Bancorporation, Inc. (a development stage enterprise) as of August 31, 2001 and the related statements of operations, changes in organizers' deficit and cash flows for the period from February 13, 2001 (date of inception) through August 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C & S Bancorporation, Inc. (a development stage enterprise) as of August 31, 2001 and the results of its operations and its cash flows for the period from February 13, 2001 through August 31, 2001 in conformity with accounting principles generally accepted in the United States.



                                             Respectfully submitted,


                                             /s/ Hancock, Askew & Co., LLP


Savannah, Georgia
October 1, 2001

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                  BALANCE SHEET
                                 AUGUST 31, 2001

                                  ASSETS

Cash                                                           $     2,989
Security Deposits                                                   15,343
Deferred Stock Offering Costs                                       81,115
Property                                                         1,835,045
                                                               -----------

                                                               $ 1,934,492
                                                               ===========

                   LIABILITIES AND ORGANIZERS' DEFICIT

LIABILITIES
     Accrued Expenses                                          $    26,377
     Accounts Payable                                              117,850
     Line of Credit                                                431,000
     Notes Payable                                               1,760,000
                                                               -----------
                                                                 2,335,227
                                                               -----------

ORGANIZERS' DEFICIT
     Preferred Stock, Par Value $1 Per Share,
         10,000,000 Shares Authorized, No Shares Issued
     Common Stock, Par Value $1 Per Share,
         100,000,000 Shares Authorized,
         100 Shares Issued and Outstanding                             100
     Additional Paid-In Capital                                        900
     Deficit Accumulated During the Development Stage             (401,735)
                                                               -----------
                                                                  (400,735)
                                                               -----------

                                                               $ 1,934,492
                                                               ===========

    The accompanying notes are an integral part of this financial statement.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM FEBRUARY 13, 2001 (DATE OF INCEPTION)
                             THROUGH AUGUST 31, 2001

                                    EXPENSES

Salaries and Payroll Taxes                         $268,753
Professional Fees                                    10,358
Membership Dues and Initiation Fees                  13,912
Charter Application Costs                            48,389
Depreciation                                          2,251
Insurance                                             6,677
Rent                                                 14,628
Communications                                        2,972
Office                                                2,308
Interest                                             25,147
Taxes and Licenses                                    1,327
Other                                                 5,013
                                                   --------
     Loss Before Provision for Income Taxes         401,735
                                                   --------

PROVISION FOR INCOME TAXES                                0
                                                   --------

NET LOSS                                           $401,735
                                                   ========

    The accompanying notes are an integral part of this financial statement.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT
            FOR THE PERIOD FROM FEBRUARY 13, 2001 (DATE OF INCEPTION)
                             THROUGH AUGUST 31, 2001

                                                                     Deficit
                                                                   Accumulated
                                  Common Stock       Additional    During the
                               ------------------     Paid-In      Development
                               Shares      Amount     Capital         Stage            Total
                               ------      ------    ----------    -----------       ---------

Sale of Stock to                 100        $100        $900                         $   1,000
  Organizers

Net Loss                          --          --          --         (401,735)        (401,735)
                                ----        ----        ----        ---------        ---------

Balance, August 31, 2001         100        $100        $900        $(401,735)       $(400,735)
                                ====        ====        ====        =========        =========

    The accompanying notes are an integral part of this financial statement.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM FEBRUARY 13, 2001 (DATE OF INCEPTION)
                             THROUGH AUGUST 31, 2001

NET CASH PROVIDED BY (USED FOR)
 PRE-OPERATING ACTIVITIES
        Net Loss                                                    $  (401,735)
        Depreciation                                                      2,251
        Security Deposits                                               (15,343)
        Accrued Expenses                                                 26,377
        Accounts Payable                                                117,850
                                                                    -----------
              Net Cash Used for Pre-Operating Activities               (270,600)
                                                                    -----------

INVESTING ACTIVITIES
        Purchase of Property                                         (1,837,296)
                                                                    -----------
              Net Cash Used in Investing Activities                  (1,837,296)
                                                                    -----------

FINANCING ACTIVITIES
        Proceeds from Borrowings on Line of Credit                      431,000
        Proceeds from Borrowings on Notes Payable                     1,760,000
        Proceeds from Issuance of Common Stock to Organizers              1,000
        Deferred Stock Offering Costs                                   (81,115)
                                                                    -----------
              Net Cash Provided by Financing Activities                 113,000
                                                                    -----------

CASH, AUGUST 31, 2001                                               $     2,989
                                                                    ===========

SUPPLEMENTAL CASH FLOW INFORMATION
         Cash Paid for Interest                                     $     4,563
                                                                    ===========

    The accompanying notes are an integral part of this financial statement.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENT

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         C & S Bancorporation, Inc. (the "Company") is a Georgia corporation organized for the purpose of owning and controlling all of the capital stock of Citizens & Southern Bank (proposed) (the "Bank"). The Bank is being organized as a state bank under the laws of the State of Georgia with the purpose of becoming a new bank to be located initially in Chatham County, Georgia. The Company has filed a charter application with the Georgia Department of Banking and Finance and an application for deposit insurance with the Federal Deposit Insurance Corporation. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in December, 2001.

         The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

         The Company intends to issue a minimum of 1,000,000 shares and a maximum of 1,500,000 shares of its common stock at $10.00 per share. The offering is expected to raise a minimum of $10,000,000 net of estimated offering expenses. The organizers and executive officers of the Company plan to purchase approximately 650,000 shares of common stock at $10.00 per share, for a total of approximately $6,500,000. Upon purchase of these shares, the Company plans to issue 508,750 stock warrants to the organizers to purchase additional shares of common stock at $10.00 per share, subject to adjustments for stock splits, recapitalizations and other similar events. Additionally, once the Bank receives approval of its charter from the regulators, a consultant will be granted options to purchase up to 3,000 additional shares of common stock at an exercise price of $10.00 per share. The remaining shares will be sold through a public offering. The company will use $9,750,000 of the proceeds to capitalize the proposed Bank.

         Year-End

         The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 2001. A minimal amount of transactions that occurred prior to the Company's incorporation have been combined in these financial statements for ease of presentation.

         Estimates

         The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent liabilities. Actual results could differ from these estimates.

         Depreciation

         Depreciation is computed on the straight-line method over seven years, the assets' expected useful lives.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENT

         Deferred Stock Offering Costs

         Deferred stock offering costs are expenses incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful. As of August 31, 2001, the Company had deferred stock offering costs of approximately $81,000.

         Organization Costs

         Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

         Income Taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At August 31, 2001, no taxable income has been generated and therefore, no tax provision has been included in these financial statements.

NOTE 2 - PROPERTY

         Property, at cost, consists of the following:

             Office Equipment and Furniture                     $   53,719
             Less Accumulated Depreciation                           2,251
                                                                ----------
                                                                    51,468

             Construction in Process                                20,564
             Land                                                1,763,013
                                                                ----------
                                                                $   52,671
                                                                ==========

         Depreciation expense charged to pre-operating activity in 2001 was $2,251.

NOTE 3 - LINE OF CREDIT

         The Company has established a $750,000 line of credit with a lender to fund operating expenses of the Company during the developmental stage. The line is uncollateralized and is guaranteed on a pro-rata basis by the organizers. The line bears interest at The Wall Street Journal prime rate less 50 basis points and expires February 15, 2002. As of August 31, 2001, $431,000 is outstanding on this line of credit.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENT

NOTE 4 - NOTES PAYABLE

         Note payable to a financial institution due August, 2002 with interest at The Wall Street Journal prime less .75% payable monthly beginning November, 2001. Collateralized by real estate and
              guaranteed pro-rata by each organizer.                                    $   785,000

         Note payable to a financial institution due June, 2002 with interest at
              The Wall Street Journal prime less .75% payable monthly beginning
              September, 2001. Collateralized by real estate and
              guaranteed pro-rata by each organizer.                                        975,000
                                                                                        -----------

                                                                                        $ 1,760,000
                                                                                        ===========

NOTE 5 - RELATED PARTY TRANSACTIONS

         The company has purchased furniture from an organizer for $45,000. The obligation arising from this purchase is included in accounts payable and is payable on demand. The Company leases temporary office space as described in
Note 6 from an organizer.

         A shareholder and officer of the Company provides legal services to the Company and the Bank. These services include handling organizational issues, real estate acquisitions, contract matters, assisting with the preparation of the prospectus and other capital formation issues, assisting with the application to the Georgia Department of Banking and Finance, and coordinating other legal matters. Through August 31, 2001, the Company had incurred $10,000 in fees for legal services provided by this shareholder and officer of the Company.

         An organizer entered into an agreement to purchase the proposed site for the Company's main office for a purchase price of $785,000. Subsequently, he assigned his rights under the agreement to C & S Bancorporation and received $5,000 as consideration, equaling the amount he paid as an earnest money deposit on the property.

NOTES 6 - COMMITMENTS AND CONTINGENCIES

         The Company leases temporary office space under an agreement which ended August 31, 2001, requiring monthly payments of $2,167. Subsequently, it will be leased on a month-to-month basis and can be terminated by either party giving thirty day written notice of its intent to do so.

         The Company has engaged a consultant to assist in obtaining a charter for the Bank and bank holding company. The aggregate cost of the services is expected to approximate $60,000. Approximately $36,000 of that amount had been paid through August 31, 2001.

                           C & S BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENT

         The Company has entered into employment agreements with its president and chief executive officer and other officers, which include compensation terms ranging form 36 to 60 months, annual bonuses, stock option plans and two year noncompetition agreements upon early termination.

         The Company has committed to purchase software licenses and installation services costing approximately $170,000. As of August 31, 2001, approximately $17,000 of this purchase commitment had been paid.

         The Company also has a commitment for installation of a computer network and policy manual development costing approximately $19,000. As of August 31, 2001, none of this purchase commitment had been paid.

         Bank of America has challenged the Company's use of the names "C & S Bancorporation" and "Citizens & Southern Bank," and has indicated that it would seek to enforce its rights if the Company were to operate under these names. The Company believes that its use of these names does not infringe upon any rights of Bank of America, and that these names are available for the Company's use. On September 28, 2001, the Company filed an action in the United States District Court for the Southern District of Georgia, Savannah Division , seeking a declaratory judgment that Bank of America has abandoned the names "C & S" and "Citizens & Southern" and seeking cancellation of any trademark registration for these names. The Company may incur significant legal fees in defending the use of these names and, if the Company is unsuccessful in this action, the Company may be forced to operate under different names.

NOTE 7 - SUBSEQUENT EVENTS

         On September 21, 2001, the Company signed a letter of intent to purchase a branch located in Savannah, Georgia from the Tattnall Bank. The parties to the letter of intent agreed to negotiate a definitive agreement for the proposed transaction by October 10, 2001. The transaction, which is subject to regulatory approval, is currently expected to close on or before January 2, 2002. The Company had filed the regulatory applications necessary to obtain the required regulatory approvals.

         Under the terms of the letter of intent, the Company will acquire certain assets and will assume certain liabilities of the branch. At August 31, 2001, approximately $9.7 million in loans (including the related accrued interest payable) would be purchased and approximately $7.3 million in deposits (including the related accrued interest payable) would be assumed. The Company would also pay $370,000 as a premium on the deposits. Loan and deposit balances may change by closing date, but the deposit premium is fixed.

         Also, under the terms of the letter of intent, the Company will execute a twelve month lease of the Tattnall Bank branch premises including furniture, fixtures and equipment for $15,000 per month.

                                  APPENDIX "A"

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is entered into and effective as of the ___ day of _________ 2001, by and between C & S Bancorporation, Inc., a Georgia corporation (the "Company"), and The Bankers Bank (the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, the Company proposes to offer and sell (the "Offering") up to 1,500,000 shares of Common Stock, $1.00 par value per share (the "Shares"), to investors at $10.00 per Share pursuant to a registered public offering; and

         WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       DEPOSIT WITH ESCROW AGENT.

         (a) The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the "Escrowed Funds") in the form of checks received by the Company from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer's bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds by check made payable to the subscriber. If the Company rejects or cancels any subscription for any reason, the Company will retain any interest earned on the Escrowed Funds to help defray organizational costs.

         (b) Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number of Shares subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber's tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

         2. INVESTMENT OF ESCROWED FUNDS. Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, or such other investments as the Escrow Agent and the Company shall agree. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a "Sweep" or other automatic investment program invest the Escrowed Funds in blocks of $10,000 in federal funds. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent's own banking policies.

         3. DISTRIBUTION OF ESCROWED FUNDS. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

         (a) If at any time on or prior to the expiration date of the offering as described in the prospectus relating to the offering, (the "Closing Date"), (i) the Escrow Agent has certified to the Company in writing that the Escrow Agent has received at least $10,000,000 in Escrowed Funds, and (ii) the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that all other conditions to the release of funds as described in the Company's Registration Statement filed with the Securities and Exchange Commission pertaining to the public offering have been met, then the Escrow Agent shall deliver the Escrowed Funds to the Company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such fact and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, "collected funds" shall mean all funds received by the Escrow Agent, which have cleared normal banking channels.

         (b) If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination (the "Termination Notice"), the Escrow Agent shall return the Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them. All uncleared checks representing Escrowed Funds which are not collected funds as of the Initial Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.

         4. DISTRIBUTION OF INTEREST. Any interest earned on the Escrowed Funds shall be retained by the Company.

         5. FEE OF ESCROW AGENT. The escrow account will accrue a service charge of $15.00 per month. In addition, a $20.00 per check fee will be charged if the escrow account has to be refunded due to a failure to complete the subscription. All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

         6.       LIABILITY OF ESCROW AGENT.

         (a) In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

         (b) The Company agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof; except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then, in that event, the Escrow Agent shall bear all such losses, claims, damages and expenses.

         (c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action, may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney's fees incurred.

         (d)      The Escrow Agent may resign at any time upon giving thirty
(30) days written notice to the Company. If a successor escrow agent is not appointed by Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

         7. APPOINTMENT OF SUCCESSOR. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

         8. NOTICE. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

IF TO THE SUBSCRIBERS FOR SHARES:   To their respective addresses as specified
                                    in their Subscription Agreements.

THE COMPANY:                        C & S Bancorporation, Inc.
                                    P.O. Box 1248
                                    Savannah, Georgia 31402
                                    Attention: Brian R. Foster, Chairman,
                                               President and Chief Executive
                                               Officer

WITH A COPY TO:                     Bouhan, Williams & Levy LLP
                                    447 Bull Street
                                    Savannah, Georgia 31401
                                    Attention: John G. Lientz, Esq.

THE ESCROW AGENT:                   The Bankers Bank
                                    2410 Paces Ferry Road
                                    600 Paces Summit
                                    Atlanta, GA 30339-4098
                                    Attention: Mr. William R. Burkett
                                               Executive Vice President

         9. REPRESENTATIONS OF THE COMPANY. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

         10.      GENERAL.

         (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

         (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

         (d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

         (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (f) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

         (g) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY:                                            ESCROW AGENT:

C & S BANCORPORATION, INC.                          THE BANKERS BANK


By:                                                 By:
   -------------------------------------------         -------------------------
Brian R. Foster,                                    Ivy G. Anderson,
Chairman, President and Chief Executive Officer     First Vice President

                                  APPENDIX "B"

                           C & S BANCORPORATION, INC.
                             SUBSCRIPTION AGREEMENT

To:      C & S Bancorporation, Inc.
         P.O. Box 1248
         Savannah, Georgia 31402

Gentlemen:

         You have informed the undersigned that C & S Bancorporation, Inc. (the "Company") is offering up to 1,500,000 shares of its $1.00 par value per share common stock (the "Common Stock") at a price of $10.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed the undersigned that the minimum subscription is 500 shares.

                  1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for C & S Bancorporation, Inc." (the "Funds"), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

                  2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance. If this subscription is reduced, the undersigned may withdraw this subscription within ten days after being notified of such reduction.

                  3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

                  4. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn. Therefore, until the earlier of the expiration of five business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw this subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this Section 4, the undersigned shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death, disability or dissolution of the undersigned.

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE UNDERSIGNED IS NOT WAIVING ANY RIGHTS THE UNDERSIGNED MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

THE SHARES OF COMMON STOCK OF C & S BANCORPORATION, INC. TO BE ISSUED PURSUANT TO THIS SUBSCRIPTION AGREEMENT ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         Please fill in the information requested below, make your check payable to "The Bankers Bank, Escrow Agent for C & S Bancorporation, Inc." and mail the Subscription Agreement, Stock Certificate Registration Instructions, Substitute Form W-9, and check to the attention of Brian R. Foster, Chairman, President and Chief Executive Officer, C & S Bancorporation, Inc., P.O. Box 1248, Savannah, Georgia 31402.


                                             -----------------------------------
No. of Shares Subscribed:                    (Signature of Subscriber)

-----------------


                                             -----------------------------------
Funds Tendered ($10.00                       (Name Please Print or Type)
per share subscribed):

$                                            Date:
 ----------------                                 ------------------------------

                                             Phone Number:

                                                                          (Home)
                                             ----------------------------

                                                                        (Office)
                                             ---------------------------

                                             Residence Address:

                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------
                                             City, State and Zip Code


                                             -----------------------------------
                                             Social Security Number or other
                                             Taxpayer Identification Number

                   STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

      Name:
            -----------------------------------------------------------

      Additional Name if Tenant in Common or Joint Tenant:

--------------------------------------------------------------------------------

      Mailing Address:

-------------------------------

-------------------------------

-------------------------------

      Social Security Number or other Taxpayer Identification Number:
                                                                      ----------

      Number of shares to be registered in above name(s):
                                                         ------------

      Legal form of ownership:

    Individual                       Joint Tenants with Rights of Survivorship
---                              ---

    Tenants in Common                Uniform Gift to Minors
---                              ---

    Other
---       -------------

                       INFORMATION AS TO BANKING INTERESTS

1. As a prospective shareholder, you are eligible for a charter checking account that will be exempt from monthly service charges over the life of the account. In addition, please indicate your interest in the following services by checking the appropriate spaces below:

                                                PERSONAL           BUSINESS

(a)    Checking Account                           ____               ____
(b)    Savings Account                            ____               ____
(c)    Certificates of Deposit                    ____               ____
(d)    Individual Retirement Accounts             ____               ____
(e)    Checking Account Overdraft Protection      ____               ____
(f)    Consumer Loans (auto, etc.)                ____               ____
(g)    Commercial Loans                           ____               ____
(h)    Equity Line of Credit                      ____               ____
(i)    Mortgage Loans                             ____               ____
(j)    Revolving Personal Credit Line             ____               ____
(k)    Safe Deposit  Box                          ____               ____
(l)    Automatic Teller Machines                  ____               ____

2.       I would like our new bank to provide the following additional services:

         (a)
              ---------------------------------------
         (b)
              ---------------------------------------

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the Internal Revenue Service ("IRS").

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

--------------------------------------------------------------------------------

                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.


--------------------------------             -----------------------------------
Signature of Subscriber                      Signature of Subscriber

--------------------------------             -----------------------------------
Printed Name                                 Printed Name

--------------------------------             -----------------------------------
Social Security or Employer                  Social Security or Employer
Identification No.:                          Identification No.:
                    ------------                                 ---------------

                               FORM OF ACCEPTANCE

                                                      C & S Bancorporation, Inc.
                                                      P. O. Box 1248
                                                      Savannah, Georgia  31402

                                     [Date]

To:
     -------------------------------
     -------------------------------
     -------------------------------

Dear Subscriber:

         C & S Bancorporation, Inc. (the "Company") acknowledges receipt of your subscription for _____ shares of its $1.00 par value per share Common Stock and your check for $_________.

         The Company hereby accepts your subscription for the purchase of _____ shares of its Common Stock, at $10.00 per share, for an aggregate of $___________, effective as of the date of this letter.

         Your stock certificate(s) representing shares of Company Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all subscription funds are released to the Company from the Company's subscription escrow account with The Bankers Bank, all as described in the Subscription Agreement executed by you and in the Company's Prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (___________ shares) is not obtained, or (iii) the Company shall not have received approval from the Board of Governors of the Federal Reserve System to become a bank holding company, or (iv) Citizens & Southern Bank (In Organization) shall not have received final charter approval from the Georgia Department of Banking and Finance and approval for deposit insurance from the Federal Deposit Insurance Corporation, your subscription funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the Company's Prospectus.

         If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten days after the date hereof.

                        Very Truly Yours,

                        C & S BANCORPORATION, INC.


                        By:
                           -----------------------------------------------------
                           Brian R. Foster
                           Chairman, President and Chief Executive Officer

                      (This page intentionally left blank)

================================================================================

         PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                  ------------
                                TABLE OF CONTENTS

                                                      PAGE
Prospectus Summary.................................     1
Risk Factors.......................................     8
A Warning About Forward-Looking Statements.........    15
Terms of the Offering..............................    16
Plan of Distribution...............................    20
Use of Proceeds....................................    22
Capitalization.....................................    25
Dividends..........................................    26
Our Proposed Branch Acquisition....................    26
Unaudited Pro Forma Financial Information..........    28
Management's Discussion and Analysis
     and Plan of Operations........................    29
Our Proposed Business..............................    33
Management.........................................    45
Executive Compensation.............................    53
Related Party Transactions.........................    57
Description of Capital Stock of C & S
     Bancorporation................................    58
Important Provisions of C & S Bancorporation's
     Articles of Incorporation and Bylaws..........    60
Supervision and Regulation.........................    65
Legal Matters......................................    71
Experts............................................    71
Reports to Shareholders............................    71
Additional Information.............................    72
Index to Financial Report..........................   F-1
Appendix A - Escrow Agreement
Appendix B - Subscription Materials

         UNTIL _______ __, 2002 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSFERS IN THESE SECURITIES OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================

================================================================================

                                1,500,000 SHARES

                           C & S BANCORPORATION, INC.

                       A PROPOSED BANK HOLDING COMPANY FOR

                               CITIZENS & SOUTHERN
                                      BANK

                                (IN ORGANIZATION)

                                  COMMON STOCK

                                -----------------
                                   PROSPECTUS
                                -----------------

                             _____________ __, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Consistent with the applicable provisions of the laws of Georgia, the Registrant's Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (i) by the Board of Directors of the Registrant, (ii) in certain circumstances, by independent legal counsel in a written opinion or (iii) by the affirmative vote of a majority of the shares entitled to vote.

         In addition, Article 11 of the Registrant's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Registrant, (ii) an act or omission involving intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper material tangible personal benefit or (iv) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's Common Stock, $1.00 par value per share, are as follows:

         Securities and Exchange Commission Registration Fee......   $ 3,750
         Blue Sky Fees and Expenses...............................    13,000
         Legal Fees and Expenses..................................    45,000
         Accounting Fees and Expenses.............................     5,000
         Printing and Engraving Expenses..........................    20,000
         Miscellaneous............................................    10,000
                                                                     -------
                  Total...........................................   $96,750
                                                                     -------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         On February 13, 2001, the Registrant issued to Brian R. Foster, in a private placement, 100 shares of the Registrant's Common Stock, $1.00 par value per share, for a price of $10.00 per share in connection with the organization of the Company. The sale to Mr. Foster was exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

         In addition, on February 21, 2001, the Registrant entered into an agreement to issue to Bank Resources, Inc., in a private placement, an option to purchase up to 3,000 shares of our common stock, in exchange for consulting services provided to the Registrant in connection with the bank regulatory approval process. The option will vest upon the Registrant's receipt of a bank charter from the Georgia Department of Banking and Finance, and has an exercise price of $10.00 per share. The issuance to Bank Resources, Inc. was exempt from registration under the Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27. EXHIBITS.

     EXHIBIT
     NUMBER       DESCRIPTION
     -------      -----------

        3.1       Articles of Incorporation of C & S Bancorporation, Inc.*

        3.2       Bylaws of C & S Bancorporation, Inc.*

        4.1       Specimen Common Stock Certificate*

        4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

        4.3       Form of Organizer Warrant Agreement*

        5.1       Legal Opinion of Troutman Sanders LLP

       10.1       Lease Agreement, dated February 12, 2001, by and between
                  Southpoint Building, LLC and C & S Bancorporation, Inc.
                  (Temporary Office)*

       10.2 Assignment Agreement, dated as of June 14, 2001, by and among C & S Bancorporation, Robert M. Chu and Paul Yao, relating to that certain Real Estate Purchase Agreement by and between Robert M. Chu and Paul Yao.*

       10.3       Employment Agreement, dated March 1, 2001, by and among
                  Citizens & Southern Bank (Proposed), C & S Bancorporation,
                  Inc. and Brian R. Foster*

       10.4       Employment Agreement, dated March 1, 2001, by and among
                  Citizens & Southern Bank (Proposed), C & S Bancorporation,
                  Inc. and William M. Austin.*

       10.5       Employment Agreement, dated March 1, 2001, by and among
                  Citizens & Southern Bank (Proposed), C & S Bancorporation,
                  Inc. and Ann B. Crowder.*

       10.6       Employment Agreement, dated April 26, 2001, by and among
                  Citizens & Southern Bank (Proposed), C & S Bancorporation,
                  Inc. and Michael E. Viers.*

       10.7 Organizing Line of Credit, dated February 15, 2001, by and among C & S Bancorporation, Inc., as Borrower, Nexity Bank, as
                  Lender, and the Organizers, as Guarantors.*

       10.8       C & S Bancorporation, Inc. Stock Option Plan*

       10.9       Form of C & S Bancorporation, Inc. Incentive Stock Option*

      10.10       Form of C & S Bancorporation, Inc. Non-Qualified Stock Option*

      10.11       Form of Escrow Agreement, by and between C & S Bancorporation,
                  Inc. and The Bankers Bank (included as Appendix A to the prospectus and incorporated by reference herein)

      10.12       Form of Organizer Warrant Agreement (contained in Exhibit 4.3)

      10.13 Real Estate Purchase Agreement, dated April 26, 2001, by and between DPD Enterprises, Inc. and C & S Bancorporation, Inc.*

      10.14       Loan Agreement, by and among C & S Bancorporation, Inc., as
                  Borrower, Nexity Bank, as Lender, and the Organizers, as
                  Guarantors*

      10.15       Loan Agreement, by and among C & S Bancorporation, Inc., as
                  Borrower, Nexity Bank, as Lender, and the Organizers, as
                  Guarantors*

       23.1       Consent of Hancock, Askew & Co., LLP

       23.2       Consent of Troutman Sanders LLP (contained in Exhibit 5.1)

       24.1 Power of Attorney (included in the signature page to this Registration Statement)*

       99.1 Form of Subscription Agreement (included as Appendix B to the prospectus and incorporated by reference herein)

---------------
*        Previously filed.

ITEM 28. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes as follows:

         (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         The Registrant hereby undertakes as follows:

         (b) (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Savannah, State of Georgia, on October 4, 2001.

                           C & S BANCORPORATION, INC.


                           /s/ Brian R. Foster
                           ----------------------------------------------------
                           Brian R. Foster
                           Chairman, President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                                  DATE
               ---------                                 -----                                  ----


/s/ Brian R. Foster                          Director, Chairman President                October 4, 2001
------------------------------------         and Chief Executive Officer
Brian R. Foster                              (principal executive officer,
                                               principal accounting and
                                                  financial officer)


                  *                                    Director                          October 4, 2001
------------------------------------
Jack L. Forehand


                  *                                    Director                          October 4, 2001
------------------------------------
Stephen S. Green


                  *                                    Director                          October 4, 2001
------------------------------------
G. Edison Holland


                  *                                    Director                          October 4, 2001
------------------------------------
Walter N. Lewis


                  *                                    Director                          October 4, 2001
------------------------------------
James R. Lientz, Jr.


         */s/ Brian R. Foster
          -------------------------------------------
           Brian R. Foster, Attorney-in-Fact

                                  EXHIBIT INDEX

     EXHIBIT
     NUMBER       DESCRIPTION
     ------       -----------

        5.1       Legal Opinion of Troutman Sanders LLP

       23.1       Consent of Hancock, Askew & Co., LLP